STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                      CHIQUITA BRANDS INTERNATIONAL, INC.

                                      AND

                         PERFORMANCE FOOD GROUP COMPANY

                               FEBRUARY 22, 2005


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                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE 1. PURCHASE AND SALE OF SHARES........................................1
              1.1     Transfer of Shares......................................1

ARTICLE 2. CONSIDERATION......................................................1
              2.1     Purchase Price..........................................1
              2.2     Other Payments..........................................1
              2.3     EBITDA Adjustment.......................................4

ARTICLE 3. CLOSING; OBLIGATIONS OF THE PARTIES................................5
              3.1     Closing Date............................................5
              3.2     Obligations of the Parties at the Closing...............5

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF SELLER...........................6
              4.1     Corporate Status........................................6
              4.2     Authority...............................................7
              4.3     No Conflict.............................................7
              4.4     Capitalization..........................................7
              4.5     Financial Statements....................................9
              4.6     Real Property..........................................10
              4.7     Assets.................................................11
              4.8     Material Contracts.....................................11
              4.9     Intellectual Property..................................13
              4.10    Litigation, Claims and Proceedings.....................14
              4.11    Environmental and Safety and Health Matters............14
              4.12    Compliance with Law....................................16
              4.13    Employee Matters and Benefit Plans.....................17
              4.14    Taxes18
              4.15    Absence of Undisclosed Liabilities.....................20
              4.16    Absence of Certain Changes.............................20
              4.17    Labor Matters..........................................20
              4.18    Customers and Suppliers................................21
              4.19    Accounts Receivable....................................22
              4.20    Affiliated Transactions................................22
              4.21    Insurance..............................................22
              4.22    Payments...............................................22
              4.23    Finder's Fee...........................................23

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF PURCHASER.......................23
              5.1     Corporate Status.......................................23
              5.2     Authority..............................................23
              5.3     No Conflict............................................23
              5.4     Compliance with Law....................................24
              5.5     Sufficient Funds.......................................24
              5.6     Finder's Fee...........................................24


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              5.7     No Reliance............................................24
              5.8     Investment Intent......................................25

ARTICLE 6. COVENANTS  25
              6.1     Interim Operations of the Companies....................25
              6.2     Consents...............................................26
              6.3     Publicity..............................................27
              6.4     Access to Records and Properties.......................28
              6.5     Further Action.........................................30
              6.6     Expenses...............................................31
              6.7     Notification of Certain Matters........................31
              6.8     Employee Benefit Plans.................................31
              6.9     Non-Competition, Non-Solicitation and Non-Disclosure...34
              6.10    Intercompany Indebtedness..............................35
              6.11    Debt and Guarantees....................................36
              6.12    Supplements to Disclosure Schedule.....................36
              6.13    Non-Solicitation.......................................36
              6.14    Obligations with Respect to Certain Insurance Claims...37
              6.15    Obligation with Respect to Fresh Advantage.............38

ARTICLE 7. CLOSING CONDITIONS................................................38
              7.1     Conditions to Obligations of Seller and
                      Purchaser to Consummate the Transaction................38
              7.2     Additional Conditions to Obligations of Purchaser......38
              7.3     Additional Conditions to Obligations of Seller.........40

ARTICLE 8. CERTAIN TAX MATTERS...............................................41
              8.1     Responsibility for Filing Tax Returns..................41
              8.2     Cooperation on Tax Matters.............................41
              8.3     Tax Sharing Agreements.................................42
              8.4     Tax Indemnifications...................................42
              8.5     Certain Non-income Taxes...............................43
              8.6     Section 338(h)(10) Election............................44

ARTICLE 9. ADDITIONAL INDEMNIFICATION........................................44
              9.1     Survival...............................................44
              9.2     Additional Indemnification.............................44
              9.3     Indemnification Procedures.............................46
              9.4     Indemnification Limitations............................47

ARTICLE 10. TERMINATION......................................................48
              10.1    Termination............................................48
              10.2    Effect of Termination and Abandonment..................49

ARTICLE 11. MISCELLANEOUS....................................................49
              11.1    Intentionally Deleted..................................49
              11.2    Notices................................................49
              11.3    Certain Definitions; Interpretation....................50
              11.4    Severability...........................................55
              11.5    Entire Agreement; No Third-Party Beneficiaries.........55


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              11.6    Amendment; Waiver......................................55
              11.7    Binding Effect; Assignment.............................55
              11.8    Disclosure Schedule....................................55
              11.9    Governing Law; Jurisdiction............................56
              11.10   Enforcement............................................56
              11.11   Construction...........................................56
              11.12   Counterparts...........................................56



[The Disclosure Schedule is not included herewith. A copy of the Disclosure Schedule will be furnished supplementally to the Securities and Exchange Commission upon request.]


                                      iii

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                             INDEX OF DEFINED TERMS

Term                                                                   Section

338(h)(10) Entity.........................................................8.6
Accountants.......................................................2.2(d)(iii)
Accounts Receivable......................................................4.19
Acquisition Proposal.....................................................6.13
Action.............................................................11.3(a)(i)
Actual Payment Amount..................................................2.2(a)
Adjustment Amount......................................................2.2(c)
affiliate.........................................................11.3(a)(ii)
Affiliated Group.................................................11.3(a)(iii)
Agreement............................................................Recitals
Assets....................................................................4.7
Audited Statements.....................................................6.4(b)
Average Working Capital................................................2.2(b)
Business...............................................................4.4(d)
Cause..................................................................6.8(d)
CBAs..................................................................4.17(a)
Clayton County Arrangements........................................11.3(a)(v)
Cleanup............................................................11.3(a)(v)
Closing...................................................................3.1
Closing Date..............................................................3.1
Closing Date Financial Statements...................................2.2(d)(i)
Closing Date Working Capital........................................2.2(d)(i)
Code..............................................................11.3(a)(vi)
Commitment Letter.........................................................5.5
Companies............................................................Recitals
Companies Covered Employees............................................6.8(b)
Companies Owned Intellectual Property..................................4.9(b)
Companies Used Intellectual Property...................................4.9(b)
Company Plans.........................................................4.13(a)
Company Release..................................................11.3(a)(vii)
Confidential Material..................................................6.9(c)
Confidentiality Agreement..............................................6.4(a)
Contract............................................................4.8(a)(i)
control.........................................................11.3(a)(viii)
DOJ....................................................................6.2(a)
EBITDA............................................................11.3(a)(ix)
Effective Time............................................................3.1
Encumbrances..............................................................4.3
Environmental Claim................................................11.3(a)(x)
Environmental Law.....................................................4.11(a)
ERISA.............................................................11.3(a)(xi)
ERISA Affiliate.......................................................4.13(f)


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Estimated Payment......................................................2.2(a)
Estimated Payment Adjustment Amount....................................2.2(a)
Financial Statements...................................................4.5(a)
FTC....................................................................6.2(a)
GAAP...................................................................4.5(b)
Goldman Fee..............................................................4.23
Governmental Authority...........................................11.3(a)(xii)
Governmental Order..............................................11.3(a)(xiii)
Guarantees...............................................................6.11
Hazardous Substance...................................................4.11(a)
HSR Act...................................................................4.3
Indemnified Party......................................................9.3(a)
Indemnifying Party.....................................................9.3(a)
Intercompany Notes...............................................11.3(a)(xiv)
Key Customers and Suppliers..............................................4.18
Key Employees.........................................................4.13(h)
knowledge.........................................................11.3(a)(xv)
Law..............................................................11.3(a)(xvi)
Leased Real Property...................................................4.6(c)
Losses.................................................................9.2(a)
Material Contracts.....................................................4.8(a)
Merrill Lynch Fee........................................................4.23
Monthly Statements..................................................2.2(d)(i)
Owned Real Property....................................................4.6(b)
Permit..........................................................11.3(a)(xvii)
Permitted Encumbrances.................................................4.6(b)
Person.........................................................11.3(a)(xviii)
PICL.....................................................................6.14
Pre-Closing Claims.......................................................6.14
Preliminary EBITDA Statement...........................................2.3(a)
Purchase Price............................................................2.1
Purchaser............................................................Recitals
Purchaser Indemnified Parties..........................................9.2(a)
Purchaser Material Adverse Effect................................11.3(a)(xix)
Purchaser's 401(k) Plan................................................6.8(e)
Real Property..........................................................4.6(c)
Real Property Leases...............................................4.6(a)(ii)
Reference Balance Sheet................................................4.5(a)
Related Parties..........................................................4.20
Representatives........................................................6.9(c)
Seller...............................................................Recitals
Seller Indemnified Parties.............................................9.2(b)
Seller Material Adverse Effect...................................11.3(a)(xxi)
Seller Plans..........................................................4.13(a)
Seller Release....................................................11.3(a)(xx)
Shares....................................................................1.1

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Straddle Period...................................................8.4(a)(iii)
Subsidiary......................................................11.3(a)(xxii)
Survival Period...........................................................9.1
Tax Return.......................................................11.3(a)(xxv)
Taxes..........................................................11.3(a)(xxiii)
Taxing Authority................................................11.3(a)(xxiv)
Termination Date......................................................10.1(b)
Third-Party Claim......................................................9.3(a)
Threshold Amount..........................................................9.4
WC Adjustment Amount...................................................2.2(b)
Working Capital........................................................2.2(b)


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


                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT ("Agreement") is made this 22nd day of February, 2005, by and between Chiquita Brands International, Inc., a New Jersey corporation ("Purchaser"), and Performance Food Group Company, a Tennessee corporation ("Seller").

         WHEREAS, Seller owns all of the issued and outstanding shares of the capital stock of Fresh International Corp., a Delaware corporation, Fresh Advantage, Inc., a Virginia corporation, Redi-Cut Foods, Inc., an Illinois corporation, and K.C. Salad Holdings, Inc., a Missouri corporation (collectively, the "Companies"); and

         WHEREAS, Purchaser desires to acquire from Seller, and Seller desires to sell to Purchaser, all of the issued and outstanding shares of the capital stock of the Companies upon and subject to the terms and conditions contained in this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, the parties agree as follows:

                                   ARTICLE 1.
                          PURCHASE AND SALE OF SHARES

         1.1 TRANSFER OF SHARES. Subject to all of the terms and conditions of this Agreement, at the Closing, Seller hereby agrees to sell, transfer and convey to Purchaser, and Purchaser agrees to purchase and acquire from Seller, free and clear of all Encumbrances (as defined in Section 4.3), 100 shares of common stock, no par value, of Fresh International Corp., 1,000 shares of common stock, par value $0.01 per share, of Fresh Advantage, Inc., 1,000 shares of Class A common stock, no par value, of Redi-Cut Foods, Inc., and 1,000 shares of common stock, par value $0.01 per share, of K.C. Salad Holdings, Inc., which constitute all of the issued and outstanding shares of capital stock of the Companies (collectively, the "Shares").

                                   ARTICLE 2.
                                 CONSIDERATION

         2.1 PURCHASE PRICE. The purchase price (the "Purchase Price") for the Shares shall be $855,000,000, subject to adjustment pursuant to Section 2.3, if applicable. At the Closing (as defined below), Purchaser shall deliver the Purchase Price to Seller by wire transfer of immediately available funds pursuant to the wire transfer instructions provided by Seller.

         2.2 OTHER PAYMENTS.

              (a) Payment of Cash and Outstanding Checks in Excess of Deposits. Purchaser agrees that it will pay to Seller at Closing an amount equal to the estimated amount of the following balance sheet line items (i) cash; and (ii) "outstanding checks (issued by Seller in payment of obligations of the Companies and Subsidiaries) in excess of deposits" as of the most recently completed four or five-week fiscal period prior to the Closing Date for which financial statements of the Companies and their Subsidiaries prepared in accordance with GAAP consistently applied with the Financial Statements are available (the "Estimated Payment"). The "Estimated Payment Adjustment Amount" (which may be a positive or negative number) will be equal to the amount determined by subtracting the actual amount of (i) cash; and (ii) "outstanding checks (issued by Seller in payment of obligations of the Companies and Subsidiaries) in excess of deposits" as of the Closing Date as set forth in the applicable line items in the Closing Date Financial Statements (the "Actual Payment Amount") from the Estimated Payment.

              (b) Working Capital Adjustment Amount. "Working Capital" as of a given date shall mean the amount calculated by subtracting the current liabilities of the Companies and their Subsidiaries (including "outstanding checks (issued by Seller in payment of obligations of the Companies and Subsidiaries) in excess of deposits," but excluding (i) liabilities for income taxes, (ii) capital lease obligations, (iii) interest payable, (iv) the current portion of long-term debt, (v) intercompany payables owing to Seller or its Subsidiaries and (vi) any Seller insurance allocation accrual), as of that date from the current assets of the Companies and their Subsidiaries (other than (i) cash, (ii) current deferred income tax assets, (iii) any other income Tax assets and (iv) intercompany receivables owed by Seller or its Subsidiaries) as of that date; provided, that, for the avoidance of doubt, calculations of inventory and accounts receivable shall be net of the applicable reserve. The "Average Working Capital" of the Companies and their Subsidiaries shall be equal to the average of the Working Capital as of the last day of each of the 12 most recently completed four or five-week fiscal periods prior to the Closing Date for which internally prepared financial statements of the Companies and their Subsidiaries prepared in accordance with GAAP consistently applied with the Financial Statements are available. The "WC Adjustment Amount" (which may be a positive or negative number) will be equal to the amount determined by subtracting the Closing Date Working Capital (as defined below) from the Average Working Capital. For the avoidance of doubt, Seller shall be fully responsible for the payment of, and shall make payment when due on, any "outstanding checks in excess of deposits" as of the Closing Date to the extent such amount has been included in the Estimated Payment and the Actual Payment Amount. An example of the internally prepared financial statements and calculation of Working Capital as of January 1, 2005 is attached as Section 2.2(b) of the Disclosure Schedule.

              (c) Post-Closing Payment. The Estimated Payment Adjustment Amount and the WC Adjustment Amount when added together (which may be a positive or negative number) shall collectively be referred to as the "Adjustment Amount." If the Adjustment Amount is positive, the Adjustment Amount shall be paid by wire transfer by Seller to an account specified by Purchaser. If the Adjustment Amount is negative, the Adjustment Amount (treated as if it were a positive number) shall be paid by wire transfer by Purchaser to an account


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

         specified by Seller. All payments shall be made together with interest at a rate of 3% per annum, which interest shall begin accruing on the Closing Date and end on the date that the payment is made. Within three business days after the calculation of the Actual Payment Amount and Closing Date Working Capital becomes binding and conclusive on the parties pursuant to Section 2.2(d), Seller or Purchaser, as the case may be, shall make the wire transfer payment provided for in this
         Section 2.2(c).

              (d) Adjustment Procedure.

                     (i) Seller shall prepare financial statements (including a combined balance sheet as of the Closing Date and a combined statement of operations from January 2, 2005 through the Closing
              Date) (the "Closing Date Financial Statements") of the Companies and their Subsidiaries as of the Closing Date in accordance with GAAP consistently applied with the Financial Statements. Seller shall then determine (A) the Actual Payment Amount and the Working Capital as of the Closing Date (the "Closing Date Working Capital") based upon the Closing Date Financial Statements and
              (B) the Average Working Capital based on the financial statements of the Companies and their Subsidiaries prepared in accordance with GAAP consistently applied with the Financial Statements for each of the 12 most recently completed four or five-week fiscal periods prior to the Closing Date for which internally prepared financial statements of the Companies and their Subsidiaries prepared in accordance with GAAP consistently applied with the Financial Statements are available (the "Monthly Statements"). Seller shall deliver the Closing Date Financial Statements, the Monthly Statements and its determination of the Actual Payment Amount, the Average Working Capital and the Closing Date Working Capital (which shall include a description in reasonable detail of the components and amounts thereof) to Purchaser within thirty
              (30) days following the Closing Date.

                     (ii) If within thirty (30) days following delivery of the
              Closing Date Financial Statements, the Monthly Statements and the calculation of the Actual Payment Amount, the Average Working Capital and the Closing Date Working Capital, Purchaser has not given Seller written notice of its objection as to the Actual Payment Amount, the Average Working Capital and/or the Closing Date Working Capital calculation (which notice shall state in reasonable detail the basis of Purchaser's objection), then the Actual Payment Amount, the Average Working Capital and Closing Date Working Capital calculated by Seller shall be binding and conclusive on the parties and be used in computing the Estimated Payment Adjustment Amount and the WC Adjustment Amount, respectively.

                     (iii) If Purchaser duly gives Seller such notice of
              objection, and if Seller and Purchaser fail to resolve the issues outstanding with respect to


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

              the Closing Date Financial Statements and the calculation of the Actual Payment Amount, the Average Working Capital and/or the Closing Date Working Capital within thirty (30) days of Seller's receipt of Purchaser's objection notice, Seller and Purchaser shall submit the issues remaining in dispute to Deloitte & Touche LLP, independent public accountants (the "Accountants"), for resolution in accordance with the terms of the Agreement and in compliance with GAAP consistently applied with the Financial Statements. If issues are submitted to the Accountants for resolution, (i) Seller and Purchaser shall furnish or cause to be furnished to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Accountants any material relating to the disputed issues and to discuss the issues with the Accountants; (ii) the determination by the Accountants, as set forth in a notice to be delivered to both Seller and Purchaser within sixty (60) days of the submission to the Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Actual Payment Amount, the Average Working Capital and/or the Closing Date Working Capital, as applicable; and (iii) Seller and Purchaser will each bear fifty percent (50%) of the fees and costs of the Accountants for such determination.

         2.3  EBITDA ADJUSTMENT.

              (a) Concurrently with the delivery to Purchaser of the Audited Statements, Seller shall deliver to Purchaser a preliminary statement ("Preliminary EBITDA Statement") of the EBITDA based on the Audited Statements (which shall include a description in reasonable detail of the components and amounts thereof).

              (b) If within ten (10) days following delivery of the Preliminary EBITDA Statement, Purchaser has not given Seller written notice of its objection as to the calculation of EBITDA (which notice shall state in reasonable detail the basis of Purchaser's objection), then the EBITDA calculated by Seller shall be binding and conclusive on the parties and be used in computing any adjustment of the Purchase Price pursuant to this Section 2.3.

              (c) If Purchaser duly gives Seller such notice of objection, and if Seller and Purchaser fail to resolve the issues outstanding with respect to the Preliminary EBITDA Statement and the calculation of the EBITDA within ten (10) days of Seller's receipt of Purchaser's objection notice, Seller and Purchaser shall submit the issues remaining in dispute to the Accountants for resolution in accordance with the terms of the Agreement and consistent with the definition of EBITDA set forth herein. If issues are submitted to the Accountants for resolution: (i) Seller and Purchaser shall furnish or cause to be furnished to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Accountants any material relating to


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

         the disputed issues and to discuss the issues with the Accountants;
         (ii) the determination by the Accountants, as set forth in a notice to be delivered to both Seller and Purchaser within ten (10) days of the submission to the Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of any adjustment of the Purchase Price pursuant to this Section 2.3; and (iii) Seller and Purchaser will each bear fifty percent (50%) of the fees and costs of the Accountants for such determination.

              (d) In the event the amount of EBITDA set forth in Section 2.3(d) of the Disclosure Schedule (which shall include a description in reasonable detail of the components and amounts thereof, including the amount of any corporate allocation charge and any insurance allocation charge) exceeds by more than $4,000,000 the amount of EBITDA based on the Audited Statements as finally determined pursuant to this Section 2.3, the Purchase Price shall be reduced by an amount equal to the product of (i) the difference between the amount of EBITDA set forth in Section 2.3(d) of the Disclosure Schedule and the amount of EBITDA based on the Audited Statements as finally determined pursuant to this
         Section 2.3 and (ii) 8.65. For the avoidance of doubt, an example of the calculation of EBITDA for the year ended January 1, 2005 is set forth in Section 2.3(d) of the Disclosure Schedule.

                                   ARTICLE 3
                      CLOSING; OBLIGATIONS OF THE PARTIES

         3.1 CLOSING DATE. The closing (the "Closing") shall take place at 10:00 a.m., local time, at the offices of Bass, Berry & Sims PLC, Nashville, Tennessee, on the later of (i) five (5) business days following satisfaction or waiver of all conditions to Closing set forth in Article 7 hereof (other than those conditions that by their nature have to be satisfied at Closing (but subject to the satisfaction or waiver of those conditions)) or (ii) 45 days after the date of Purchaser's receipt of the Audited Statements (as defined in Section 6.4(b)) (the "Closing Date"). The transfer shall be deemed to have become effective at 12:01 a.m., California time on the Closing Date (the "Effective Time").

         3.2 OBLIGATIONS OF THE PARTIES AT THE CLOSING.

              (a) At the Closing, Purchaser shall deliver to Seller:

                     (i) the Purchase Price as specified in Section 2.1,
              plus the Estimated Payment;

                     (ii) a copy of resolutions of the Board of Directors
              of Purchaser, certified by Purchaser's Secretary, authorizing the execution, delivery and performance of this Agreement and the other documents referred to herein to be executed by Purchaser, and the consummation of the transactions contemplated hereby; and

                     (iii) a duly executed copy of the Company Release.

              (b) At the Closing, Seller will deliver to Purchaser:

                     (i) stock certificates for the Shares, which certificates
              shall be duly endorsed to Purchaser or accompanied by duly executed stock powers;

                     (ii) a copy of resolutions of the Board of Directors of
              Seller, certified by Seller's Secretary, authorizing the execution, delivery and performance of this Agreement and the other documents referred to herein to be executed by Seller, and the consummation of the transactions contemplated hereby;

                     (iii) a duly executed copy of the Seller Release;

                     (iv) written resignations, effective as of the Closing
              Date, from any directors, officers or managing members of the Companies and the Subsidiaries requested by Purchaser to resign as of the Closing;

                     (v) an opinion of Bass, Berry & Sims PLC in form and
              substance reasonably satisfactory to Purchaser, or, with respect to certain matters, opinions of local counsel reasonably satisfactory to Purchaser or of the general counsel of the Seller or the Companies; and

                     (vi) such other certificates, documents and instruments as
              Purchaser may reasonably request in connection with the consummation of the transactions contemplated hereby.

                                  ARTICLE 4.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Purchaser as follows:

         4.1 CORPORATE STATUS. Each of the Companies and each Subsidiary of the Companies is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and each (a) has all requisite corporate or limited liability company power and authority to own, operate or lease its properties and assets and to carry on its business as it is now being conducted, and (b) is duly qualified to do business and is in good standing in each of the jurisdictions listed on Section 4.1 of the Disclosure Schedule, which includes each jurisdiction in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized, except where the failures to have such power and authority or to be so qualified, licensed or authorized would not have a Seller Material Adverse Effect. Seller has made available to Purchaser a copy of the certificate of incorporation and bylaws (or similar organization documents), as amended, of the Companies and each of their Subsidiaries, each as in effect on the date hereof.

         4.2 AUTHORITY. Seller has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Seller and no other corporate proceedings are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization and delivery by Purchaser) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, subject to general principles of equity and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors' rights.

         4.3 NO CONFLICT. Except as set forth in Section 4.3 of the Disclosure Schedule and except for the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), the execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not (a) violate, conflict with or result in the breach of any term or provision of the charter or bylaws (or similar organizational documents) of Seller, any of the Companies or any of the Subsidiaries, (b) conflict with or violate any Law applicable to Seller, the Companies or any Subsidiary or any of their respective assets, properties or businesses, (c) result in the creation of any Encumbrance (as defined below) on the Shares, (d) require any action, consent, approval or authorization by, or any other order of, filing with or notification to, any Governmental Authority or (e) conflict with or violate, result in the breach of any term or provision of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any mortgage, pledge, hypothecation, claim, security interest, encumbrance, interest, option, lien or other restriction (collectively, "Encumbrances") on any of the assets or properties of Seller, the Companies or any Subsidiary pursuant to, in the case of clause (e), any material agreement or arrangement to which Seller is a party or by which it is bound or any Material Contract, except for immaterial violations, conflicts, breaches or defaults or violations, conflicts, breaches or defaults which would occur as a result of the business or activities in which Purchaser is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Purchaser.

         4.4 CAPITALIZATION.

              (a) The authorized and outstanding capital stock of the Companies is set forth in Section 4.4(a) of the Disclosure Schedule. All of the Companies' issued and outstanding stock is duly authorized, validly issued, fully paid, nonassessable, free of any preemptive rights, have been issued in compliance with applicable Law and is held of record and beneficially by Seller, free and clear of any Encumbrance. The Shares constitute all of the issued and outstanding capital stock of the Companies.

              (b) Except as set forth in Section 4.4(b) of the Disclosure Schedule, there are (i) no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the capital stock of the Companies or obligating the Companies to issue or sell or otherwise transfer any shares of capital stock of, or any other interest in, the Companies,
         (ii) no outstanding obligations of the Companies to repurchase, redeem or otherwise acquire any shares of their respective capital stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person or (iii) no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of their respective capital stock.

              (c) Section 4.4(c) of the Disclosure Schedule sets forth a true and complete list of all Subsidiaries of the Companies, listing for each Subsidiary its name, its jurisdiction of organization, the percentage of stock or other equity interest of each subsidiary owned by the Companies or a Subsidiary and the authorized and outstanding capital stock of each such Subsidiary. Other than the Subsidiaries or as otherwise set forth in Section 4.4(c) of the Disclosure Schedule, there are no other corporations, partnerships, joint ventures, associations or other similar entities in which the Companies own, of record or beneficially, any direct or indirect equity or other similar interest or any right (contingent or otherwise) to acquire the same. All of the issued and outstanding shares (or voting securities) of each of the Subsidiaries are validly issued, fully paid, nonassessable, and free of any preemptive rights. Except as set forth in Section 4.4(c) of the Disclosure Schedule, (i) the Companies own beneficially and of record all of the outstanding shares of capital stock (or voting securities) of each Subsidiary free and clear of any Encumbrances, (ii) there are no outstanding obligations, options, warrants, convertible securities or other rights, agreements or commitments of any kind relating to the capital stock of any Subsidiary or obligating the Companies or any Subsidiary to issue or sell or otherwise transfer any shares of capital stock of, or any other interest in, any Subsidiary, (iii) there are no outstanding obligations of the Subsidiaries to repurchase, redeem or otherwise acquire any shares of their respective capital stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person, and (iv) there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of their respective capital stock.

              (d) Except as set forth on Section 4.4(d) of the Disclosure Schedule, the "Fresh Cut" business of Seller as such business is described in Seller's public filings with the United States Securities and Exchange Commission (the "Business") is conducted exclusively by the Companies and the Subsidiaries. At Closing, the assets and properties of the Companies and the Subsidiaries will constitute substantially all of the tangible and intangible property historically used by them.

         4.5 FINANCIAL STATEMENTS.

              (a) Seller has made available to Purchaser true and complete copies of (i) the audited combined balance sheets as of January 3, 2004 and December 28, 2002 and related audited combined statements of earnings, cash flows and Seller's net investment for the Companies and their Subsidiaries for the fiscal years then ended, and (ii) the unaudited combined balance sheet as of January 1, 2005 and related unaudited combined statements of earnings and statement of cash flows for the Companies and their Subsidiaries for the year ended January 1, 2005 (collectively, the "Financial Statements"). The January 1, 2005 balance sheet is referred to herein as the "Reference Balance Sheet."

              (b) The Financial Statements (i) have been prepared based on the books and records of the Companies and their Subsidiaries in accordance with United States generally accepted accounting principles ("GAAP") and the Companies' normal accounting practices, consistent with past practice (except as may be indicated therein or in the notes or schedules thereto), (ii) except with respect to the unaudited Financial Statements described under Section 4.5(a)(ii), are in accordance with Regulation S-X of the Securities Exchange Act of 1934, as amended, and (iii) present fairly, in all material respects, the combined financial condition, combined results of operations and combined statements of cash flow of the Companies and their Subsidiaries as of the dates indicated or for the periods indicated.

              (c) Seller's internal control over financial reporting is sufficient in all material respects to provide reasonable assurance
         (i) that transactions of the Companies and the Subsidiaries are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures of the Companies and the Subsidiaries are being made only in accordance with the authorization of management, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Assets that could materially affect the combined financial statements of the Companies and the Subsidiaries. Based on information available and Seller's internal control review conducted through the date hereof, Seller has no knowledge of any significant deficiencies or material weaknesses in the design or operation of Seller's internal control over financial reporting with respect to the Companies, the Subsidiaries or the Business. The books and records of the Companies and the Subsidiaries, all of which have been made available to Purchaser, are complete and accurate in all material respects and at the Closing will be in their possession.

              (d) The matters relating to Seller and certain of its Subsidiaries subject to an informal inquiry by the Securities and Exchange Commission and under investigation by Seller's Audit Committee do not involve or affect the financial reporting, financial statements or internal controls relating to the Business or any of the Companies or Subsidiaries.

              (e) Section 4.5(e) of the Disclosure Schedule sets forth Seller's good faith calculation of excess raw product costs, fruit start-up costs, excess insurance allocation costs, executive severance costs and bonus costs, in each case, of the Companies and the Subsidiaries for the fiscal year ended January 1, 2005.

         4.6 REAL PROPERTY.

              (a) Section 4.6(a) of the Disclosure Schedule sets forth a true and complete list of all of the real property owned or leased by the Companies or any Subsidiary, including any on which one of the Companies' or their Subsidiaries' operating facilities is located, as delineated therein, including:

                     (i) with respect to the owned real property, (a) if
              available, the street address of each parcel of owned real property, and (b) the current owner of each such parcel of owned real property, and

                     (ii) with respect to the leased real property, (a) if
              available, the street address of each parcel of leased real property, (b) the identity of the lessor and lessee of each such parcel of leased real property, (c) the term of the lease pertaining to each such parcel of leased real property and (d) a list of all leases, as amended (the "Real Property Leases").

              (b) Except as otherwise set forth in Section 4.6(b) of the Disclosure Schedule, (i) the Companies or one of their Subsidiaries have good and marketable fee simple title to all of the real property owned by them (the "Owned Real Property"), free and clear of all Encumbrances, except (x) to the extent of liens reserved against in the Financial Statements for the applicable property, (y) liens for taxes not yet due and payable or which are being contested in good faith, or (z) liens that individually or in the aggregate would not have a Seller Material Adverse Effect (collectively, "Permitted Encumbrances"), (ii) there are no leases, subleases, licenses, concessions or other agreements granting to any Person the right to use or occupy the Owned Real Property, and (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein.

              (c) The Companies and/or the Subsidiaries have a valid and subsisting leasehold estate in and the right to quiet enjoyment of the material real properties leased by it as lessee (the "Leased Real Property" and, together with the Owned Real Property, the "Real Property") under the Real Property Leases related to such Leased Real Property. The improvements on the Real Property listed in Section 4.6(c) of the Disclosure Schedule are in all material respects in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and there are no condemnation or appropriation proceedings pending or threatened against any of such real property or the improvements thereon.

         4.7 ASSETS. Except as disclosed in Section 4.7 of the Disclosure Schedule, either one of the Companies or a Subsidiary, as the case may be, owns or leases all the properties and assets, including, without limitation, the Companies Intellectual Property (defined in Section 4.9) and the assets reflected in the Reference Balance Sheet (except for inventory or other assets disposed of in the ordinary course of business consistent with past practice), but excluding the Real Property, used or held for use by the Companies or a Subsidiary in the conduct of the Business (all such properties and assets being the "Assets"), except where the failures to own or lease such Assets would not have a Seller Material Adverse Effect. Either one of the Companies or a Subsidiary, as the case may be, has good and valid title to, or in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances, except (a) as disclosed in
Section 4.7 of the Disclosure Schedule, (b) for Permitted Encumbrances and (c) where the failure to have good and valid title to or valid or subsisting leasehold interests in the Assets would not have a Seller Material Adverse Effect. Except as set forth in Section 4.7 of the Disclosure Schedule, the Assets, together with the Real Property, are sufficient for the conduct of the Business as currently conducted by the Companies and Subsidiaries. The equipment used or held for use by the Companies and Subsidiaries is in all material respects in good operating condition and in all material respects in a state of good maintenance and repair, ordinary wear and tear excepted.

         4.8 MATERIAL CONTRACTS.

              (a) Section 4.8(a) of the Disclosure Schedule sets forth a true and complete list of all the Material Contracts to which any of the Companies or their Subsidiaries is a party or by which it is expressly bound. As used herein, "Material Contracts" means all of the following:

                     (i) each agreement or arrangement to which any of the
              Companies or any Subsidiary is party or by which it is bound (a "Contract") that was not entered into in the ordinary course of business consistent with past practice;

                     (ii) each agreement with any Key Customer or Key Supplier;

                     (iii) each agreement, indenture or other instrument
              relating to the borrowing of money, or guaranteeing, or providing security for, indebtedness, in an amount in excess of One Million Dollars ($1,000,000) or otherwise restricting, in any material respect, the ability of the Companies or Subsidiaries to incur indebtedness or provide security for indebtedness;

                     (iv) each partnership, material joint venture or material
              other similar agreement to which any of the Companies or any Subsidiary is a party or by which any of them is otherwise expressly bound;

                     (v) each agreement, arrangement, contract or commitment
              restricting or otherwise affecting the ability of the Companies or Subsidiaries to engage in any business or compete in any jurisdiction or otherwise solicit customers;

                     (vi) each material Real Property Lease, each agreement
              covering Companies Used Intellectual Property and each lease of material equipment or other material Assets;

                     (vii) each agreement, arrangement, contract or commitment
              with a third party for the benefit of any of the Companies or Subsidiaries or the Business restricting or otherwise affecting the ability of the third party to engage in the Business or compete or solicit customers of the Business in any jurisdiction;

                     (viii) each Contract with exclusive supply or requirements obligations;

                     (ix) each employment agreement of any of the Companies or
              any of their Subsidiaries pursuant to which any employee is entitled to receive base salary in excess of $100,000 in any one year and each material consulting Contract;

                     (x) each agreement for the sale or other transfer of a
              material Asset or Owned Real Property that has not yet been consummated and was not entered into in the ordinary course of business consistent with past practice;

                     (xi) each Contract with Seller or any other affiliate of
              Seller;

                     (xii) each Contract providing for any "earn out" type
              arrangements to any Person;

                     (xiii) each other existing agreement, not otherwise
              covered by clauses (i) through (xii), that requires payments by or to any of the Companies or any Subsidiary in excess of One Million Dollars ($1,000,000) during any one year and has not been entered into in the ordinary course of business consistent with past practice;

              (b) Except as disclosed in Section 4.8(b) of the Disclosure
         Schedule:

                     (i) neither any of the Companies nor any Subsidiary
              party to any Material Contract, nor, to the knowledge of Seller, any other party thereto, is in breach thereof or default thereunder except where such breach or default would not have a Seller Material Adverse Effect, or has given notice of breach or default to any other party thereunder; and

                     (ii) each Material Contract is valid and binding on each
              of the relevant Companies and their relevant Subsidiaries and, to the knowledge of Seller, each respective counterparty thereto, and each Material Contract is in full force and effect and is enforceable in accordance with its terms, subject to general principles of equity and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors' rights. No third party to any Material Contract has notified Seller or any of the Companies or Subsidiaries that it intends to terminate or otherwise alter any Material Contract.

              (c) Except as required by Law or as set forth on Section 4.8(c) of the Disclosure Schedule, there are no outstanding material warranties, other than those made in the ordinary course of business consistent with past practices, made by the Companies or Subsidiaries and there have been no material warranty claims within the past two
         (2) years and there are no material unresolved claims thereunder.

              (d) Seller has made available to Purchaser each Material Contract, other than as indicated on Section 4.8(a) of the Disclosure Schedule.

         4.9 INTELLECTUAL PROPERTY.

              (a) Section 4.9 of the Disclosure Schedule sets forth a true and complete list of all (i) intellectual property registrations and applications, Internet domain names and material unregistered intellectual property owned by the Companies or any Subsidiary and (ii) material intellectual property licensed by the Companies or any Subsidiary (whether as licensee or licensor) (excluding "clickwrap" or "shrinkwrap" agreements, agreements contained in or pertaining to "off-the-shelf" software, and the terms of use or service for any website, to the extent each is commercially available to consumers on nondiscriminatory pricing terms). There are no pending actions against any of the Companies or any Subsidiary of which the Companies or any Subsidiary have been given written notice that assert that the Companies or any Subsidiary violate or infringe or unlawfully use the intellectual property rights of others or challenging the Companies' or any Subsidiary's ownership or use of, or the validity, enforceability or registrability of any intellectual property. To the knowledge of Seller, neither any of the Companies nor any Subsidiary violates, infringes upon or unlawfully uses any intellectual property owned by another Person. Neither any of the Companies nor any Subsidiary has received any written notice alleging any violation, infringement upon or unlawful use of any intellectual property rights of others or challenging the Companies' or any Subsidiary's ownership or use of, or the validity, enforceability or registrability of any intellectual property that remains unresolved on the date hereof. Except as set forth in Section 4.9(a) of the Disclosure Schedule, neither the Companies nor any Subsidiary has brought or threatened any Action against another Person involving intellectual property, and to the knowledge of Seller, there is no basis for any Action regarding the foregoing.

              (b) Except as set forth in Section 4.9(b) of the Disclosure Schedule, the Companies or a Subsidiary solely and exclusively owns all intellectual property owned by the Companies or a Subsidiary ("Companies Owned Intellectual Property") and has the valid and enforceable right to use all other material intellectual property used or held for use by the Companies or any Subsidiary ("Companies Used Intellectual Property"), free and clear of all material Encumbrances.

              (c) The Companies Owned Intellectual Property and, to the knowledge of Seller, any Companies Used Intellectual Property, (i) has been duly maintained, (ii) is subsisting, in full force and effect and
         (iii) has not been cancelled, expired or abandoned.

         4.10 LITIGATION, CLAIMS AND PROCEEDINGS. Except as set forth in
Section 4.10 of the Disclosure Schedule, there are no Actions that have been brought by or against any Governmental Authority or any other Person pending or, to the knowledge of Seller, threatened against or by the Companies, any Subsidiary of the Companies, the Business, any Assets, or any of their Owned Real Property or Leased Real Property, which, if adversely determined, would result in liabilities in excess of Three Million Dollars ($3,000,000) or material injunctive or equitable relief, or would have a Seller Material Adverse Effect. There are no existing Governmental Orders naming the Companies or any Subsidiary as an affected party. Seller makes no representation in this
Section 4.10 as to any matter the subject matter of which is specifically covered by Sections 4.9, 4.11, 4.13 or 4.14 of this Agreement.

         4.11 ENVIRONMENTAL AND SAFETY AND HEALTH MATTERS. Except as disclosed in Section 4.11 of the Disclosure Schedule:

              (a) The Companies and their Subsidiaries have obtained all material Permits that are required under any Environmental Law for the operation of their businesses as currently being conducted. To Seller's knowledge, all such Permits are valid and in full force and effect, and will survive the Closing without material modification. "Environmental Law" means any applicable Law relating to (i) the protection, investigation or restoration of the environment or natural resources, (ii) the protection of human health and safety as it pertains to exposure to Hazardous Substances, or (iii) the handling, use, presence, disposal, treatment, storage, release or threatened release of any Hazardous Substance, and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Federal Water Pollution Control Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Occupational Safety and Health

         Act, the Hazardous Materials Transportation Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide & Rodenticide Act, the National Environmental Policy Act, the Emergency Planning & Community Right-to Know Act, and any similar or analogous state statutes. "Hazardous Substance" means any substance that is (i) listed, classified or regulated pursuant to any Environmental Law, (ii) any petroleum product or by-product, (iii) any asbestos-containing material and (iv) any other substance which is the subject of regulatory action by any Governmental Authority pursuant to any Environmental Law or which may result in liability pursuant to any Environmental Law.

              (b) The Companies and their Subsidiaries are in material compliance with all material Permits required under all Environmental Laws that are used in the operation of their businesses as currently being conducted. The Companies and their Subsidiaries have historically been in compliance with all Permits required under all Environmental Laws, except where the failures to comply would not have a Seller Material Adverse Effect. To the knowledge of Seller, no circumstances exist which could cause any material Permit to be revoked, modified or rendered non-renewable upon payment of the permit fee.

              (c) The Companies, their Subsidiaries and their Real Property are in material compliance with all Environmental Laws. The Companies, their Subsidiaries and the Real Property have historically been in material compliance with all Environmental Laws, except where the failure to comply would not, individually or in the aggregate, have a Seller Material Adverse Effect. To Seller's knowledge, no Hazardous Substance is located on any of the Real Property, except in material compliance with all Environmental Laws. To Seller's knowledge, no facts or circumstances exist which would reasonably be expected to involve any of the Companies or any Subsidiary in any environmental litigation, or impose upon the Purchaser or the Companies or their Subsidiaries any environmental liability which would have a Seller Material Adverse Effect.

              (d) To Seller's knowledge, neither any of the Companies nor any Subsidiary, nor, any other Person, has had a material disposal or release of any Hazardous Substances on, under, in, from, adjacent to or about the Real Property.

              (e) None of the Companies nor any Subsidiary has disposed or arranged for the disposal of Hazardous Substances on any third party property that has subjected or, to the knowledge of Seller, may subject the Companies or their Subsidiaries to material liability under any Environmental Law.

              (f) To Seller's knowledge, there has been no discharge or release at any property formerly owned, used, leased or occupied by the Companies or any Subsidiary which has subjected or is expected to subject the Companies or their Subsidiaries to material liability under any Environmental Law.

              (g) None of the Companies nor their Subsidiaries have received any written notice, demand, letter, claim or request for information alleging violation of or liability under any Environmental Law and neither the Companies nor their Subsidiaries are party to any written proceedings, actions, orders, decrees or injunctions alleging material liability under any Environmental Law.

              (h) None of the Companies or their Subsidiaries have entered into any agreement that may require them to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any person from or against any liabilities or costs arising in connection with or relating to Environmental Laws.

              (i) Seller has delivered or made available to Purchaser copies of all environmental assessments, audits, studies and other environmental reports in its possession relating to the Companies, their Subsidiaries and the Real Property.

              (j) Except for such expenditures that have been included in the projected budgets for the Companies or its Subsidiaries, which have been provided to Purchaser, to Seller's knowledge, none of the Companies nor their Subsidiaries is required to make any capital or other expenditures to comply with applicable Environmental Law exceeding $500,000.

         4.12 COMPLIANCE WITH LAW. Except as disclosed in Section 4.12 of the Disclosure Schedule, to the knowledge of Seller, the Companies and the Subsidiaries have conducted and are currently conducting their business in accordance with all Laws and Governmental Orders applicable to the Companies or any Subsidiary or any of the Assets, the Real Property or their business, except where the violation of such Laws or Governmental Orders would not have a Seller Material Adverse Effect. Neither the Companies nor any Subsidiary has received any outstanding or uncured written notice alleging any default or violation of any Law or Governmental Order nor to Seller's knowledge is there any reasonable basis for any such allegation, which, if true, would have a Seller Material Adverse Effect. The Companies and the Subsidiaries have each Permit required by Law for the operation of the Business, except where the failure to have any such Permit would not have a Seller Material Adverse Effect. Each Permit is valid, binding and in full force and effect and none of the Companies or Subsidiaries is in default thereunder (or would be with the giving of notice or lapse of time or both) except for such defaults as would not have a Seller Material Adverse Effect. Seller makes no representation in this Section 4.12 as to any matter the subject matter of which is specifically covered by Section 4.9, 4.11, 4.13 or 4.14 of this Agreement.

         4.13 EMPLOYEE MATTERS AND BENEFIT PLANS.

              (a) Section 4.13(a)(i) of the Disclosure Schedule identifies each employment, bonus, deferred compensation, pension, stock option, stock appreciation right, profit-sharing or retirement plan, arrangement or practice, each medical, vacation, retiree medical, severance pay plan, and each other agreement or fringe benefit plan, arrangement or practice, of the Seller which affects or covers any current employee of the Companies or a Subsidiary, including all "employee benefit plans" as defined by Section 3(3) of ERISA (collectively, the "Seller Plans"). Purchaser will have no liabilities or obligations under any Seller Plan, except as specifically provided in this Agreement.
         Section 4.13(a)(ii) of the Disclosure Schedule identifies each employment, bonus, deferred compensation, pension, stock option, stock appreciation right, profit-sharing or retirement plan, arrangement or practice, each medical, vacation, retiree medical, severance pay plan, and each other agreement or fringe benefit plan, arrangement or practice, of the Seller, the Companies or any Subsidiary which affects or covers any current employee of the Companies or a Subsidiary, including all "employee benefit plans" as defined by Section 3(3) of ERISA (collectively, the "Company Plans").

              (b) Except as set forth on Section 4.13(b) of the Disclosure Schedule, for each Company Plan, correct and complete copies of the plan documents and summary plan descriptions, the most recent Form 5500 annual report, the most recent favorable determination letter (if applicable), and all related trust agreements, insurance contracts and funding agreements which implement each such Company Plan, have been made available to Purchaser.

              (c) Neither the Companies nor any Subsidiary has any commitment, whether formal or informal, (i) to create any additional such Company Plan; (ii) to modify or change any such Company Plan; or (iii) to maintain for any period of time any such Company Plan, except as described in Section 4.13 of the Disclosure Schedule.

              (d) Except as disclosed in Section 4.13 of the Disclosure Schedule, (i) neither the Companies, any Subsidiary, nor, to the knowledge of Seller, any Company Plan or any trustee, administrator, fiduciary or sponsor of any Company Plan has engaged in any prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code for which there is no statutory exemption under Section 408 of ERISA or Section 4975 of the Code; (ii) all material filings, reports and descriptions as to all Company Plans (including Form 5500 annual reports, summary plan descriptions, and summary annual reports) required to have been made or distributed to participants, the Internal Revenue Service, the United States Department of Labor and other governmental agencies have been made in a timely manner or will be made in a timely manner on or prior to the Closing Date; (iii) there is no material litigation, disputed claim, governmental proceeding or investigation pending or, to the knowledge of Seller, threatened with respect to any Company Plan, the related trusts, or any fiduciary, trustee, administrator or sponsor of any Company Plan; and (iv) all Company Plans have been established, maintained and administered in all material respects in accordance with their governing documents and applicable provisions of ERISA and the Code.

              (e) Except as disclosed in Section 4.13 of the Disclosure Schedule, none of the Company Plans provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a "group health plan" as defined in Section 4980B(g) of the Code and Section 607 of ERISA.

              (f) Except for the Midwest Pension Plan (contributed to pursuant to the collective bargaining agreement between Redi-Cut Foods, Inc. and Manufacturing, Production and Service Workers Union, Local 24), neither the Companies, any Subsidiary, nor any entity required to be aggregated with the Companies or any Subsidiary under Section 414(b),
         (c), (m) or (o) of the Code ("ERISA Affiliate") has ever sponsored, participated in, or contributed to (or been required to contribute to) either a plan subject to Title IV of ERISA, or a multiemployer plan as defined in Section 4001(a)(3) of ERISA. Neither the Companies, any Subsidiary nor any ERISA Affiliate has ever withdrawn from such a multiemployer plan nor incurred any liability as a result of any partial or complete withdrawal by any employer from a multiemployer plan as described under Sections 4201, 4203, or 4205 of ERISA. No event has occurred that presents a material risk of a partial withdrawal from the Midwest Pension Plan. The aggregate withdrawal liability of the Companies, Subsidiaries and ERISA Affiliates, computed as if a complete withdrawal by the Companies, Subsidiaries and ERISA Affiliates had occurred under the Midwest Pension Plan on the date hereof, would not exceed $50,000.

              (g) Each Company Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a determination letter from the Internal Revenue Service that it is so qualified, and no fact or event has occurred since the date of such determination letter that could adversely affect the qualified status of any such Company Plan.

              (h) As of the date hereof, Seller has not received any notification or other direct indication from any employee listed in
         Section 4.8(h) of the Disclosure Schedule (collectively, "Key Employees") that such employee intends to terminate his or employment with any of the Companies.

         4.14 TAXES. Except as set forth in Section 4.14 of the Disclosure
Schedule:

              (a) Each of the Companies and the Subsidiaries has filed, or Seller has filed on behalf of each of them, all Tax Returns required to be filed on or before the date of this Agreement, except where the failure to file such Tax Returns or to pay such Taxes shown thereon as owing would not have a Seller Material Adverse Effect, all such Tax Returns are true, correct and complete in all material respects and all Taxes shown due with respect to the periods covered by such Tax Returns have been paid. True and correct copies of all federal, state and local income Tax Returns filed by or on behalf of each of the Companies and the Subsidiaries for all periods since December 31, 2001, have been heretofore made available to Purchaser except for such returns where Seller files a consolidated return that includes any Company or any Subsidiary. Except as set forth in Section 4.14 of the Disclosure Schedule, all Taxes not yet due and payable by the Companies and the Subsidiaries have been properly accrued on the books of account of the Companies in accordance with GAAP.

              (b) There are no (i) examinations, audits, actions, proceedings, investigations or disputes pending of which Seller or any of the Companies or their Subsidiaries have been notified in writing, (ii) claims asserted in writing for Taxes, (iii) waivers or extensions of statutes of limitation with respect to Taxes currently in effect, or
         (iv) closing agreements, or similar agreements entered into or issued by any Taxing Authority, in each case with respect to any Company or Subsidiary, that may, in each case, increase any Taxes of such Company or Subsidiary by a material amount.

              (c) No Taxing Authority has asserted that any of the Companies or any Subsidiary is subject to Tax or obligated to file a Tax Return in a jurisdiction in which such Company or Subsidiary does not pay Tax or file a Tax Return.

              (d) None of the Companies nor any Subsidiary is a party to any Tax allocation or sharing agreement.

              (e) There are no liens for Taxes upon the Assets or properties of the Companies or any Subsidiary (whether real, personal or mixed, tangible or intangible) except for statutory liens for Taxes not yet due or payable.

              (f) None of the Seller, any of the Companies nor any of their Subsidiaries is a "foreign person" within the meaning of Section 1445 of the Code.

              (g) None of the Companies nor any Subsidiary has been a United States real property holding corporation within the meaning of Code
         Section 897(c)(2) during the applicable period specified in Code
         Section 897(c)(1)(A)(ii).

              (h) Except with respect to any Affiliated Group of which the Seller, the Companies or a Subsidiary is the common parent, none of the Companies nor any Subsidiary (i) has been a member of an Affiliated Group or (ii) has any liability to pay, reimburse, indemnify, or otherwise bear the Taxes of any Person under Treas. Reg.
         Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

              (i) Each Affiliated Group has filed all Tax Returns that it was required to file for each taxable period during which any of the Companies or any Subsidiary was a member of that Affiliated Group, and has paid all Taxes shown thereon as owing, except where the failure to file such Tax Returns or pay such Taxes would not have a Seller Material Adverse Effect.

              (j) Each of the Companies and their Subsidiaries has withheld and/or paid all Taxes required to have been withheld and/or paid in connection with amounts paid or owed to any employee, independent contractor, creditor, stockholder, member or other third party.

              (k) No Company or Subsidiary has reported, and Seller has not reported with respect to any Company or Subsidiary, any "reportable transaction" as defined in Treasury Regulation Section 1.6011-4 or any transaction that is required to be reported to any Taxing Authority pursuant to any corresponding or similar provision of state, local or foreign Law.

         4.15 ABSENCE OF UNDISCLOSED LIABILITIES. Except for liabilities or obligations which are accrued or reserved against in the Reference Balance Sheet (or reflected in the notes thereto) or in connection with the transactions contemplated by this Agreement, the Companies and their Subsidiaries do not have any liabilities or obligations (contingent or absolute) which would constitute a Seller Material Adverse Effect. Seller makes no representation in this Section
4.15 as to any matter the subject matter of which is specifically covered by Sections 4.9, 4.11, 4.13 or 4.14 of this Agreement.

         4.16 ABSENCE OF CERTAIN CHANGES. Except as (a) disclosed on the Reference Balance Sheet; (b) disclosed in Section 4.16 of the Disclosure Schedule; or (c) expressly contemplated by this Agreement, since the date of the Reference Balance Sheet, neither the Companies nor their Subsidiaries have:
(i) suffered any change constituting a Seller Material Adverse Effect; (ii) split, combined or reclassified their capital stock; (iii) materially changed their accounting principles, practices or methods, except as required by GAAP or applicable Law; (iv) declared or paid any dividend or other distribution of cash or other assets or made any payments to Seller or its affiliates (in each case, on a net basis), or released any claims against Seller or its affiliates, except for (A) participation in Seller's cash management program pursuant to which cash collected by the Companies and their Subsidiaries is swept by Seller to reduce amounts outstanding under the Intercompany Notes and expenditures made by the Companies and the Subsidiaries are paid with funds provided by Seller increasing the balances of the Intercompany Notes, consistent with past practice, and (B) the payment of any accounts payable to Seller or its affiliates arising from the sale in the ordinary course of business of food or other products or services to the Companies and the Subsidiaries by Seller or such affiliates consistent with past practice; (v) materially increased any compensation or expanded any perquisites of employees; (vi) paid any liabilities or collected any receivables other than in the ordinary course of business based on the normal terms thereof and consistent with past practice;
(vii) sold or otherwise transferred any material asset of the Companies or the Subsidiaries; or (viii) otherwise operated the business other than in the ordinary course consistent with past practices.

         4.17 LABOR MATTERS.

              (a) Section 4.17(a) of the Disclosure Schedule lists each collective bargaining agreement, work rule or practice, or other labor-related Contract (collectively, "CBAs") to which any of the Companies or one of their Subsidiaries is a party or by which it is bound, or which pertain to any of the employees of the Companies or the Subsidiaries. There is no material arbitration, material grievance, labor dispute, strike, slowdown or stoppage in progress or pending or, to the knowledge of Seller, threatened, against or involving the Companies or any Subsidiary. Since December 28, 2002, neither the Companies nor any Subsidiary has experienced any material arbitration, material grievance, labor dispute, strike, lockout, slowdown or stoppage. Seller has no knowledge of any labor union organizing activities or proceedings with respect to any employees of the Companies or their Subsidiaries. Since December 28, 2002, there has been no request for collective bargaining or for a representation election from, or any demand for recognition or certification by, any employee, union, labor organization, works council or the National Labor Relations Board or any other labor relations tribunal or authority, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.

              (b) Since December 28, 2002 and except as set forth in Section 4.17(b) of the Disclosure Schedule, the Companies and the Subsidiaries have not received notice of (i) any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority, (ii) any complaints, grievances or arbitrations arising out of any CBAs or otherwise, (iii) any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) the intent of any Governmental Authority responsible for the enforcement of labor, employment, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortuous conduct in connection with the employment relationship, except, in each case under clauses (i) through (v) above, for such charges, complaints, investigations, complaints, lawsuits or other proceedings (as the case may be) that would not have a Seller Material Adverse Effect.

              (c) No private agreement restricts the Companies or the Subsidiaries from relocating, closing or terminating any of its operations or facilities.

         4.18 CUSTOMERS AND SUPPLIERS. Section 4.18 of the Disclosure Schedule contains a complete and accurate list of (i) the top ten (10) retail and the top five (5) foodservice customers of the Business based on 2004 fiscal year sales and (ii) the top ten (10) suppliers of the Business based on amounts paid by the Companies or their Subsidiaries for raw product purchased by the Companies or the Subsidiaries during 2004

(collectively, "Key Customers and Suppliers"). As of the date hereof, no listed customer or supplier has notified Seller that it intends to terminate or otherwise materially alter its business relationship with the Companies or Subsidiaries.

         4.19 ACCOUNTS RECEIVABLE. All accounts receivable of the Companies and Subsidiaries that are reflected on the Reference Balance Sheet or that will be reflected on the Closing Date Financial Statements (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business consistent with past practice. To Seller's knowledge, there is no contest, claim or right of set-off, other than returns in the ordinary course of business consistent with past practice, of any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

         4.20 AFFILIATED TRANSACTIONS. Except as set forth in Section 4.20 of the Disclosure Schedule, (a) there is no indebtedness between Seller or any affiliate (excluding the Companies and Subsidiaries) (collectively "Related Parties") and any of the Companies or Subsidiaries, (b) no Related Party has, or since December 28, 2002 has had, any interest in any asset or property (whether real, personal, tangible or intangible) used in the operation of the Business, (c) no Related Party is, or since December 28, 2002 has owned an equity interest or any other financial or profit interest in, a Person that has
(i) had business dealings or a material financial interest in any transaction with any of the Companies or Subsidiaries or (ii) engaged in competition with any of the Companies or Subsidiaries. Except as set forth in Section 4.20 of the Disclosure Schedule, no Related Party is a party to any contract with, or otherwise provides services to, or has any claim or right against, any of the Companies or Subsidiaries.

         4.21 INSURANCE. Seller has provided to Purchaser a complete and accurate list of all policies of insurance to which any of the Companies or Subsidiaries is a party or under which any of such companies or any employee, officer or director thereof is or has been covered at any time within the year preceding the date of this Agreement. Section 4.21 of the Disclosure Schedule also describes (a) any self-insurance arrangement by or affecting any of the Companies or Subsidiaries, including any reserves established thereunder, and
(b) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by any of the Companies or Subsidiaries. Seller maintains self-insurance programs pursuant to which Seller or PICL (as defined in Section 6.14) provides general and vehicle liability, workers' compensation and group medical insurance for claims that do not on an individual basis exceed $500,000, and individual Pre-Closing Claims (as defined in Section 6.14) in excess of such amount are fully insured by independent third party insurers, subject to applicable limitations and exclusions.

         4.22 PAYMENTS. None of the Companies or Subsidiaries nor, to Seller's knowledge, any director, officer or employee thereof or any other individual acting for or on behalf of any of the Companies or Subsidiaries, has made any illegal contribution, gift, rebate, payoff, influence payment, kickback or other payment to any Person, regardless of form, whether in money, property or services (a) to obtain favorable treatment in securing business for the Companies or any of the Subsidiaries, (b) to pay for favorable treatment for business secured by the Companies or any of the Subsidiaries, or (c) to obtain special concessions or for special concessions already obtained for the benefit of the Companies or any of the Subsidiaries.

         4.23 FINDER'S FEE. Except for fees and expenses payable to Goldman Sachs & Co. (the "Goldman Fee"), and the fee payable to Merrill Lynch & Co. in connection with its rendering of a fairness opinion with respect to the transaction contemplated by this Agreement (the "Merrill Lynch Fee") neither Seller, the Companies nor any Subsidiary has incurred any liability to any party for any brokerage or finder's fee or agent's commission, or the like, in connection with the transaction contemplated by this Agreement based upon arrangements made by or on behalf of Seller, the Companies or any Subsidiary.

                                  ARTICLE 5.
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Seller as follows:

         5.1 CORPORATE STATUS. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and (a) has all requisite corporate power and authority to own, operate or lease all of its properties and assets and to carry on its business as it is now being conducted, and (b) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized, except where the failure to have such power and authority or to be so qualified, licensed or authorized would not have a Purchaser Material Adverse Effect.

         5.2 AUTHORITY. Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Purchaser and no other corporate proceedings are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to general principles of equity and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors' rights.

         5.3 NO CONFLICT. Except for the notification requirements of the HSR Act, the execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not (a) violate, conflict with or result in the breach of any term or provision of the certificate of incorporation or bylaws of Purchaser, (b) conflict with or violate, in any material respect, any Law applicable to Purchaser or any of its assets, properties or business, (c) require any action, consent, approval or authorization by, or any other order of, filing with or notification to, any Governmental Authority or (d) conflict with or violate, result in the breach of any term or provision of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrances on any of the assets or properties of Purchaser pursuant to, any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser is a party or by which its properties or assets may be bound, except, in each case for such conflicts, violations, breaches, defaults, rights of termination, amendment, acceleration, suspension, revocation or cancellation or creation of any Encumbrance which would not have a Purchaser Material Adverse Effect.

         5.4 COMPLIANCE WITH LAW. Purchaser is not in material violation of applicable Laws or Governmental Orders which would affect its ability to perform its obligations hereunder. There is no Action pending, or to the knowledge of Purchaser, threatened against Purchaser, affecting its ability to perform its obligations hereunder.

         5.5 SUFFICIENT FUNDS. As of the date hereof, Purchaser has received a commitment letter (and has delivered a copy thereof to Seller) with respect to financing the Purchase Price (the "Commitment Letter"), and, as of the Closing and, subject to the terms of the Commitment Letter, Purchaser will have sufficient funds available (pursuant to the debt financing or otherwise) to pay the Purchase Price.

         5.6 FINDER'S FEE. Purchaser has not done anything to cause Seller, the Companies, their Subsidiaries or any of their respective stockholders, option holders, directors, officers or other Affiliates to incur any liability to any party for any brokerage or finder's fee or agent's commission, or the like, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

         5.7 NO RELIANCE. Purchaser acknowledges that neither Seller, the Companies, the Subsidiaries of the Companies nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Companies, their Subsidiaries, the Assets, the Real Property or their business or other matters that is not included in this Agreement or the Disclosure Schedule hereto. Without limiting the generality of the foregoing, neither Seller, the Companies, their Subsidiaries nor any other Person has made a representation or warranty to Purchaser with respect to (i) any projections, estimates or budgets for the Companies' or their Subsidiaries' business, (ii) any material, documents or information relating to the Companies and their Subsidiaries made available to Purchaser or its counsel, accountants or advisors in Seller's data room or otherwise, except as expressly covered by a representation or warranty set forth in Article 4, or (iii) the information contained in Seller's Confidential Memorandum dated November 2004, in each case, other than to the extent expressly included herein.

         5.8 INVESTMENT INTENT. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits associated with the acquisition of the Shares and is acquiring the Shares for its own account for investment, with no present intention of making a public distribution thereof. Purchaser will not sell or otherwise dispose of the Shares in violation of the Securities Act of 1933, as amended, or any state securities laws.

                                  ARTICLE 6.
                                  COVENANTS

         6.1 INTERIM OPERATIONS OF THE COMPANIES. Seller covenants and agrees that, after the date hereof and prior to the Effective Time or earlier termination of this Agreement pursuant to its terms (unless Purchaser shall otherwise approve in writing, which approval shall not be unreasonably withheld, conditioned or delayed, or unless as otherwise expressly contemplated by this Agreement or explicitly disclosed in the Disclosure Schedule):

              (a) the business of the Companies and their Subsidiaries shall be conducted in all material respects in the ordinary and usual course consistent with past practice;

              (b) the Companies and their Subsidiaries shall not (A) amend their Articles of Incorporation or bylaws (or similar organization documents) or any Material Contract, (B) split, combine, subdivide or reclassify their outstanding shares of capital stock; (C) repurchase, redeem or otherwise acquire any shares of their capital stock or any securities convertible into their capital stock; (D) release any claims against Seller or its affiliates; or (E) engage in any transaction outside the ordinary course of business other than on an arm's-length basis, with Seller, or any affiliate, officer, director or employee of Seller;

              (c) except as required by applicable Law, the Companies shall not, and shall not permit their Subsidiaries to, (A) enter into, adopt or amend any agreement or arrangement relating to severance, (B) except as set forth on Section 6.1(c) of the Disclosure Schedule, enter into, adopt or amend any employee benefit plan or employment, CBA or consulting agreement, (C) grant any stock options or other equity related awards, or (D) increase any compensation except in the ordinary course of business consistent with past practice or expand any perquisites of its employees;

              (d) neither the Companies nor any of their Subsidiaries shall
         (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit or from Seller in the ordinary course of business consistent with past practice (including participation in Seller's cash management program); (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other person except in the ordinary and usual course of business consistent with past practice in an amount not material to the Companies and their Subsidiaries taken as a whole; (iii) make any material loans, advances or capital contributions to, or investments in, any other person; (iv) pledge or otherwise encumber the Shares; or (v) mortgage or pledge any of its material Assets or create any material Encumbrance of any kind with respect to any such material Asset;

              (e) neither the Companies nor any of their Subsidiaries shall issue, deliver, sell or encumber shares of any class of their capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such shares;

              (f) neither the Companies nor any of their Subsidiaries shall acquire any business, including any plants or other facilities, whether by merger, consolidation, purchase of property or assets or otherwise, or sell or otherwise transfer any material asset of the Companies or the Subsidiaries;

              (g) the Companies shall not materially change their accounting policies, practices or methods except as required by GAAP or by the rules and regulations of the United States Securities and Exchange Commission;

              (h) neither the Companies nor the Subsidiaries shall pay liabilities or collect receivables other than in the ordinary course of business based on the normal terms thereof and consistent with past practice;

              (i) neither the Companies nor the Subsidiaries shall fail to maintain their books and records in their usual manner consistent with prior practice;

              (j) neither the Companies nor the Subsidiaries shall fail to maintain and manage inventories consistent in all material respects with past practice or fail to use reasonable efforts to maintain the Real Property or tangible personal property used or held for use in the Business in good repair and condition, subject to reasonable wear and tear;

              (k) neither the Companies nor the Subsidiaries shall fail to use reasonable efforts to retain key employees and consultants and to preserve the goodwill of customers, suppliers and other business relations; and

              (l) the Companies shall not enter into, or permit any of their Subsidiaries to enter into, any commitments or agreements to do any of the foregoing.

         6.2  CONSENTS.

              (a) Each of Seller and Purchaser shall, in no event later than seven (7) business days following the date hereof, file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form pursuant to the HSR Act, required for the transactions contemplated hereby. Each of Seller and Purchaser shall, as promptly as practicable, comply with any request for additional information and documents pursuant to the HSR Act. Each of Seller and Purchaser shall inform the other promptly of any communication made by or on behalf of such party to (including permitting the other party to review such communication in advance), or received from, the FTC or the DOJ and shall furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing, submission or other act that is necessary or advisable under the HSR Act. Seller and Purchaser shall keep each other timely apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC or the DOJ, and shall comply promptly with any such inquiry or request. Neither party shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other party in advance, and to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat. Purchaser agrees to take as promptly as reasonably practicable any and all steps necessary to avoid or eliminate each and every impediment under any antitrust or competition law that may be asserted by any U.S. federal, state or local antitrust or competition authority so as to enable the parties to expeditiously close the transactions contemplated by this Agreement, including committing to or effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of such of its assets or businesses, or of the business to be acquired by it pursuant to this Agreement, as is required to be divested in order to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of delaying or preventing the consummation of the transactions contemplated by this Agreement. In addition, without limiting the generality of the foregoing regarding Governmental Authorities, Purchaser agrees to take promptly any and all steps necessary to attempt to vacate or lift any order or other restraint relating to antitrust matters that would have the effect of making the transaction contemplated by this Agreement illegal or otherwise prohibiting its consummation.

              (b) The parties hereto shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority (excluding the actions and filings described in clause (a) above) is required or reasonably appropriate, or any action, consent, approval or waiver from any party to any Material Contract is required or reasonably appropriate, in connection with the consummation of the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement and the Confidentiality Agreement (as defined in Section 6.4), in taking such actions or making any such filings, the parties hereto shall furnish information required in connection therewith and timely seek to obtain any such actions, consents, approvals or waivers.

         6.3 PUBLICITY. Subject to their respective legal obligations (including requirements of stock exchanges, national stock markets and other similar regulatory bodies), Seller and Purchaser shall consult with each other, and use reasonable best efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange or national stock market with respect thereto. Seller and Purchaser shall mutually agree on the timing and content of providing notification of the transactions contemplated hereby to customers and key suppliers.

         6.4 ACCESS TO RECORDS AND PROPERTIES.

              (a) From the date hereof until the Closing Date or earlier termination of this Agreement, Seller will, and will cause the Companies and their Subsidiaries to:

                     (i) provide Purchaser and its officers, counsel and other
              representatives with reasonable access during normal business hours to the facilities of the Companies and Subsidiaries, their principal personnel and representatives, and such books and records pertaining to the Companies and Subsidiaries as Purchaser may reasonably request, including access to all auditor work papers and opinions with respect to the Financial Statements and access to conduct non-intrusive Phase I environmental investigations of the Real Property, provided that (i) Purchaser agrees that such access will give due regard to minimizing interference with the operations, activities and employees of the Companies and their Subsidiaries, (ii) such access and disclosure would not violate the terms of any agreement to which the Companies or any Subsidiary is bound (provided that, promptly following the date hereof, Seller shall disclose the existence of any such agreement and the nature and scope of the applicable restrictions thereunder to Purchaser and provided further that Seller shall use its commercially reasonable efforts to obtain any consents necessary to provide such access or disclosure under such agreements) or any applicable Law, and (iii) all arrangements for access shall be made solely through Seller; and

                     (ii) furnish to Purchaser or its representatives (A)
              within 20 days of the close of each fiscal month, monthly combined financial statements (including a combined balance sheet and a combined statement of operations) of the Companies and the Subsidiaries, prepared in accordance with GAAP consistently applied with the Financial Statements and in accordance with past practice, (B) within 40 days of the close of each fiscal quarter, quarterly combined financial statements (including a combined balance sheet and a combined statement of operations) of the Companies and the Subsidiaries, prepared in accordance with GAAP consistently applied with the Financial Statements and in accordance with Regulation S-X under the Securities Exchange Act of 1934, as amended, and (C) such additional financial and operating data and other information relating to the Companies and each of their Subsidiaries as may be reasonably requested, to the extent access to and disclosure of such additional financial and operating data would not violate the terms of any agreement to which the Companies or any Subsidiary is bound (provided that, promptly following the date hereof, Seller shall disclose the existence of any such agreement and the nature and scope of the applicable restrictions thereunder (to the extent permissible under such agreement) to Purchaser and provided further that Seller shall use its commercially reasonable efforts to obtain any consents necessary to provide such access or disclosure under such agreements) or any applicable Law.

              Without limiting the foregoing, as promptly as practicable following the date hereof, Seller shall furnish to Purchaser copies of any Material Contracts not previously made available to Purchaser; provided that, in the case of Material Contracts that by their terms do not permit Seller to provide copies to Purchaser, Seller shall disclose the existence of any such agreement and the nature and scope of the applicable restrictions thereunder (to the extent permissible under such agreement) to Purchaser and shall use its commercially reasonable efforts to obtain any consents necessary to provide Purchaser with a copy of such Material Contract.

              Each of Seller and Purchaser agrees that all information so received from the other party hereto shall be deemed received pursuant to the Confidentiality Agreement dated October 5, 2004 between the parties (the "Confidentiality Agreement") and that each shall, and shall cause its affiliates and each of its and their representatives to, comply with the provisions of the Confidentiality Agreement with respect to such information, and the provisions of the Confidentiality Agreement are hereby incorporated herein by reference with the same effect as if fully set forth in this Agreement; provided, however, that Purchaser may disclose confidential information relating to the Company, the Subsidiaries or the Business in connection with Purchaser's communications with investors and analysts with the prior consent of Seller (which consent shall not be unreasonably withheld or delayed).

              (b) Seller shall prepare, and deliver to Purchaser as promptly as practicable, the audited combined balance sheet as of January 1, 2005 and related combined statements of earnings, cash flows and Seller's net investment for the Companies and their Subsidiaries for the year ended January 1, 2005, together with footnotes and a report thereon of KPMG LLP, or any other independent certified public accountants of recognized national standing (the "Audited Statements"). The Audited Financial Statements shall be prepared in accordance with GAAP consistently applied with the Financial Statements and in accordance with Regulation S-X of the Securities Exchange Act of 1934, as amended. Seller shall make available to Purchaser the work papers of Seller's accountants relating to the Audited Statements.

              (c) The Companies and their Subsidiaries currently maintain their backup data center at Seller's facility in Richmond, Virginia, and the Seller currently maintains its backup data center with respect to the balance of its business at the Companies' facility in Grand Prairie, Texas. Seller shall provide Purchaser with access to its Richmond, Virginia facility and equipment, and Purchaser shall provide Seller with access to its Grand Prairie, Texas facility and equipment, for a period of one (1) year following the Closing solely to permit the other party to maintain the backup data and move the backup data of such party to its own facility and equipment.

         6.5 FURTHER ACTION. Each of Seller and Purchaser shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, use its reasonable best efforts to perform such further acts and execute such documents as may be reasonably required to effect the transactions contemplated hereby. Each of Seller and Purchaser will comply in all material respects with all applicable laws and with all applicable rules and regulations of any Governmental Authority in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby. Each of Seller and Purchaser agrees to use its reasonable best efforts to obtain in a timely manner all necessary waivers, consents, approvals and opinions and to effect all necessary registrations and filings, and to use its reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby. This Section 6.5 shall in no way limit Purchaser's obligations set forth in the last two sentences of Section 6.2(a). In the event that any or all of the borrowings or amounts provided pursuant to the Commitment Letter are unavailable for any reason in the amount specified therein, Purchaser shall use its reasonable efforts to obtain replacement financing from alternative sources, provided, however, that if Purchaser is unable to obtain financing from alternative sources within a reasonable period of time after Purchaser is notified that the financing under the Commitment Letter is not available, then financing may be arranged by Seller or Seller's advisor with third party institutions (including Seller's advisors). Notwithstanding the foregoing, Purchaser shall be under no obligation to enter into any replacement financing if the terms and conditions of such replacement financing are materially less favorable to Purchaser than the terms and conditions of the Commitment Letter. Without limiting the foregoing, in connection with Purchaser's efforts to obtain high-yield bond financing and any other financings undertaken by Purchaser or its affiliates in connection with the transactions contemplated hereby, Seller shall cause members of management of the Seller, the Companies or the Subsidiaries, and shall request their respective accountants and other experts, in each case to the extent practicable, to (a) aid in the preparation of written offering materials used to complete such financings, to the extent information contained therein relates to the Business, the Companies or the Subsidiaries, (b) provide Purchaser and its representatives with financial information and data (including projections) and other information and data reasonably requested in connection with due diligence relating to such financings and, in the case of its accountants, assist in the preparation of auditors reports, comfort letters and other documentation prepared in connection therewith and (c) participate in presentations, road shows, due diligence sessions, drafting sessions and other meetings customarily involved in financing efforts; provided, that the foregoing activities would not unreasonably interfere with the performance of such Person's duties in connection with the Business; and provided that the foregoing shall be at the sole cost and expense of the Purchaser. Seller shall, and shall cause each of the applicable Companies and Subsidiaries to, use its reasonable commercial efforts to obtain, at Purchaser's expense, opinions of its local counsel (which may be in-house counsel) addressing the matters reasonably requested by, and addressed to, Purchaser's lenders and placement agents and, in an offering under Rule 144A under the Securities Act of 1933, as amended, the initial purchasers. Purchaser shall promptly upon request reimburse Seller for any costs or expenses incurred by Seller which are to be borne by Purchaser pursuant to this Section 6.5.

         6.6 EXPENSES. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such expenses except as expressly provided herein; provided that any such fees and expenses of the Company or the Subsidiaries shall be borne by Seller. Without limiting the foregoing, Seller shall not pay or cause to be paid any such costs and expenses, including the Goldman Fee, the Merrill Lynch Fee and legal fees and expenses, from funds of any Company or Subsidiary. Purchaser and Seller shall each pay 50% of any fees required to be paid under the HSR Act.

         6.7 NOTIFICATION OF CERTAIN MATTERS. Each party shall give prompt notice to the other of the following:

              (a) the occurrence or nonoccurrence of any event whose occurrence or nonoccurrence is reasonably expected to cause any of the conditions precedent to the other party's obligations set forth in Article 7 not to be satisfied; and

              (b) the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by any party or any of its respective Subsidiaries from any Governmental Authority or other third party with respect to this Agreement or the transactions contemplated hereby.

         Subject to Section 6.12 hereof, any such notification shall not be given effect for purposes of the representations, warranties and covenants contained herein.

         6.8 EMPLOYEE BENEFIT PLANS.

              (a) From and after the Effective Time, Purchaser will cause the Companies and their Subsidiaries to continue and perform, in accordance with their terms, all employment agreements listed in Items 1-6 of Section 4.13 of the Disclosure Schedule between the Companies and their Subsidiaries and any officer, director or employee of the Companies or any of their Subsidiaries and all obligations of the Companies under the Plans. Nothing in this Section 6.8 shall be interpreted to prohibit Purchaser, the Companies or any of their Subsidiaries, from and after the Effective Time, from establishing new plans or amending or terminating any Plan sponsored by any of the Companies or a Subsidiary in accordance with the terms thereof.

              (b) Purchaser shall cause the Companies and their Subsidiaries to continue to employ, immediately following the Effective Time, each individual employed by any of the Companies or any Subsidiary on the Closing Date (other than any person who is subject to a collective bargaining agreement or employment agreement), including employees absent from work due to short-term or long-term disability, sick leave, military leave or other employer-approved absences of short duration ("Companies Covered Employees"); provided, however, that nothing in this Agreement is intended to limit Purchaser's right to terminate, or cause to be terminated, or otherwise deal with, any Companies Covered Employee after the Effective Time. Purchaser shall, for a period of one year after the Effective Time, cause to be provided to each Companies Covered Employee who continues to be employed during that time a base salary not less than his or her base salary in effect immediately prior to the date hereof and an annual cash bonus opportunity substantially comparable to that provided to him or her immediately prior to the date hereof, and cause to be provided to Companies Covered Employees employee benefits, including, but not limited to, welfare, retirement and savings benefits substantially comparable, in the aggregate, to those provided to Companies Covered Employees immediately prior to the Effective Time (excluding for these purposes any equity-based plan or arrangement). For purposes of determining eligibility and vesting (but not for benefits accrual) under any Purchaser benefit plan in which a Companies Covered Employee participates after the Effective Time, such employee shall be credited with his or her years of service with the Companies or their Subsidiaries, to the extent such credit was given under any corresponding Plan (as defined in Section 4.13(a)). To the extent that any Purchaser benefit plan in which a Companies Covered Employee participates after the Effective Time provides medical, dental or vision benefits, Purchaser shall cause all pre-existing condition exclusions and actively at work requirements of such plan to be waived for such employee and his or her covered dependents except to the extent such employee and his or her covered dependents were subject to such exclusions and requirements under the corresponding Plan, and Purchaser shall cause any eligible expenses incurred by such employee on or before the Effective Time to be taken into account under such Purchaser benefit plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year. Purchaser shall not provide any specific incentive or inducement to any Companies Covered Employees to choose to be covered under the health care continuation provisions of the Plans, including, without limitation, the payment of all or a portion of a Companies Covered Employee's COBRA premium.

              (c) The parties hereto agree that the consummation of the transaction contemplated in this Agreement (i) shall constitute a "corporate sale" within the meaning of Article VI of Seller's Senior Management Severance Plan and (ii) shall not constitute a "Change in Control" within the meaning of any "Agreement for Key Executive" entered into by Seller.

              (d) Purchaser covenants that it will, or will cause the Companies and their Subsidiaries to, employ those managers set forth on Section 6.8(c) of the Disclosure Schedule for a period of no less than nine months from the Closing Date; provided, however, Purchaser shall be entitled to terminate such managers for Cause during such period; provided, further, however, that Purchaser may also terminate such managers at any time without Cause, provided that Purchaser shall make a severance payment no less than the amount of salary to which such manager is otherwise entitled to receive for the period beginning on the date of termination and ending on the first anniversary of the Closing. If the employment of any of these managers is terminated for any reason other than with Cause following the nine-month period and prior to the first anniversary of the Closing Date, Purchaser agrees to provide such terminated employee at least 90 days' prior notice of such termination. "Cause" shall mean (1) any act of employee which is demonstrably injurious to his or her employer that constitutes dishonesty, willful misconduct, gross insubordination, breach of fiduciary duty, or breach of the duty of loyalty; (2) gross negligence in the performance of the employee's duties that continues for 10 days following written notice thereof from the employer, (3) willful violation of any law, governmental rule or regulation (other than traffic violations or similar minor offenses), or court order that is demonstrably injurious to the employer; (4) the death of employee; (5) employee's inability to perform the essential functions of his or her job due to physical or mental disability causing employee to be absent from his or her duties on a full-time basis for ninety consecutive days, the determination of such mental or physical disability to be made by a licensed physician satisfactory to employee and employer; or
         (6) material breach by employee of the written policies of the Companies and the Subsidiaries determined on a reasonable basis.

              (e) As of the Closing Date, Purchaser shall cause to be maintained for the benefit of Companies Covered Employees (and to the extent required by, and in accordance with, any applicable collective bargaining agreement, other employees of the Companies and their Subsidiaries) a defined contribution plan intended to be qualified under Section 401(a) of the Code ("Purchaser's 401(k) Plan"). Upon the Closing, or as soon as practicable thereafter, Seller shall direct the trustee of Seller's tax-qualified 401(k) plan to transfer to the trustee of Purchaser's 401(k) Plan the aggregate individual account balances of the above-described employees (whether or not vested) who are then employed by Purchaser, the Companies or the Subsidiaries, or any of their affiliates.

              (f) Seller will, and will cause the Companies and their Subsidiaries to, (i) provide Purchaser and its officers, counsel and other representatives with reasonable access to the Key
         Employees for the purposes of negotiating employment arrangements with such employees and (ii) reasonably cooperate with Purchaser to facilitate and assist with such negotiations. Seller shall not take any action or fail to take any action, directly or indirectly, which would enable any of the Key Employees to terminate their employment for "Good Reason" (as defined in the Employment
         Agreements set forth in Section 4.8(a)(x) of the Disclosure Schedule). Seller shall promptly advise Purchaser of any written notification from any Key Employee of his or her resignation from the Companies or the Subsidiaries.

         6.9 NON-COMPETITION, NON-SOLICITATION AND NON-DISCLOSURE.

              (a) For a period of five (5) years from the Closing Date, except as permitted in this Section 6.9, neither Seller nor any of its affiliates shall directly or indirectly (i) process, produce or manufacture (in each case, whether directly or indirectly or through co-packers and whether independently or with co-packers) value-added produce items, including packaged salads, salad kits, specialty salads, fresh-cut vegetables and fresh-cut fruit for sale through any outlets, including grocery stores, supercenters or other outlets in the retail distribution channel and quick-service restaurant and other food service outlets, (ii) sell or provide equipment, processes or material for freshness extending atmosphere systems or (iii) own any interest in any business or Person engaged in any of the foregoing activities under clauses (i) or (ii) above. The restrictions set forth in this Section 6.9 shall not be construed to prohibit or restrict:
         (A) any minority equity investment by Seller or any of its affiliates in any person or entity in which Seller or its affiliates do not have the right to designate a controlling number of members of the board of directors (or similar governing body) of such entity, or in which Seller or its affiliates collectively hold not more than 10% of the outstanding voting securities; (B) the sale of produce items purchased by Seller from third parties on an arm's-length basis (including produce which has been processed) exclusively for resale (and not subject to further processing) to its foodservice customers; (C) any business activity that would otherwise violate this Section 6.9 that is carried on by an entity or business that is acquired by Seller or otherwise becomes an affiliate thereof, but only if, at the time of such acquisition, the revenues derived from such business by such entity or business constitute less than 10% of the gross revenues of such person or business; or (D) Seller's engaging in its foodservice distribution business as currently conducted. For a period of three
         (3) years from the Closing Date, neither Seller nor any of its affiliates will, without the prior written consent of Purchaser, solicit any Person listed in Section 6.9(a) of the Disclosure Schedule to terminate such Person's customer relationship with the Companies or the Subsidiaries or enter into a relationship or arrangement with a different company or business engaged in the produce processing business with respect to any value-added produce item currently supplied, or contemplated to be supplied (as set forth in Section 6.9(a) of the Disclosure Schedule), by the Companies or the Subsidiaries.

              (b) Except as set forth in Section 6.9(b) of the Disclosure Schedule, for a period of two (2) years from the Closing Date, neither Seller nor any of its affiliates will, without the prior written consent of Purchaser, employ any officer or managerial employee of the Companies or their Subsidiaries, unless such person has ceased to be an officer or managerial employee for at least six
         (6) months; provided, however, that the foregoing shall not prohibit any general solicitations of employment not directed to employees of the Companies or their Subsidiaries (including the placing of an advertisement or solicitation through an employment agency or executive search firm (provided that such employment agency or executive search firm is not directed, encouraged or advised by Seller or its affiliates to approach such officer or managerial employee) or prevent Seller or its affiliates from hiring any such person or any person who contacts Seller on his or her own initiative.

              (c) Seller agrees to treat any information in its possession concerning the Companies and their Subsidiaries (whether prepared by the Seller, its advisors or otherwise) based on, containing or otherwise reflecting such information, including any notes, memoranda, analyses, compilations, studies or other documents (herein collectively referred to as the "Confidential Material") in accordance with the provisions of this clause (c) and to take or abstain from taking certain other actions herein set forth. The term "Confidential Material" does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Seller or its directors, officers, employees, agents, advisors, affiliates or representatives (including, without limitation, accountants, investment bankers and attorneys (such persons being collectively called "Representatives") in violation of this Agreement or (ii) becomes available to Seller on a non-confidential basis from a source other than Purchaser or its advisors, provided that such source is not, to Seller's knowledge after reasonable inquiry, bound by a confidentiality agreement with or other obligation of secrecy to Purchaser or another party. Seller hereby agrees that, except for such disclosures thereof as may be required by Law, the Confidential Material will be kept confidential by Seller and its Representatives and not disclosed to any other person and that it will not use any Confidential Material to benefit or further its own business activities; provided, however, that any disclosure of such information may be made to which Purchaser consents, in advance, in writing. Seller shall, as and when requested by Purchaser and at Purchaser's expense, use commercially reasonable efforts to enforce any confidentiality or non-disclosure agreement entered into with bidders and their representatives in connection with the auction process with respect to the Shares, including enforcing Purchaser's demands for the return or destruction of any material covered by such agreements in accordance with the terms thereof.

         6.10 INTERCOMPANY INDEBTEDNESS. Immediately prior to the Closing, Seller shall contribute to the Companies as a capital contribution in respect of the Shares, all indebtedness and other payables owed by the Companies or their Subsidiaries to Seller that has not been repaid by the Companies or their Subsidiaries prior to the Closing, if any (the amount of which totaled $368,164,000 as of the date of the Reference Balance Sheet) and shall cause the Companies to cancel, distribute or forgive all receivables owed by the Seller or its affiliates to the Company or the Subsidiaries (the amount of which totaled $618,000 as of the date of the Reference Balance Sheet). In addition, immediately prior to the Closing, K.C. Salad Holdings, Inc. and its Subsidiaries shall, at the election of Seller, either cancel that certain Revolving Credit Note dated October 15, 2004 by and between K.C. Salad Holdings, Inc. and its Subsidiaries and the Seller and forgive any amounts owed by Seller thereunder as of the Closing, or distribute that note to Seller. Immediately prior to the Closing, Seller shall cause the termination or cancellation of any intercompany agreements or arrangements between Seller or any affiliate thereof, on the one hand, and the Companies or any of the Subsidiaries, on the other hand.

         6.11 DEBT AND GUARANTEES. At the Closing, except for trade payables, Seller shall, solely out of Seller's funds, pay, or irrevocably deposit for the purpose of defeasing or paying, all outstanding indebtedness of the Companies and the Subsidiaries (excluding, for the avoidance of doubt, the Clayton County Arrangements), including the indebtedness listed on Section 6.11 of the Disclosure Schedule, together with any associated interest, prepayment amounts or other penalties, provided that Seller shall not be required to give notice of repayment until Closing, and Seller shall concurrently obtain full and unconditional releases of any Encumbrances associated therewith. At the election of Purchaser not less than five (5) business days prior to the Closing, Seller shall use its reasonable efforts to cause any and all of the Clayton County Arrangements to be terminated and of no further force and effect as of the Closing. Section 6.11 of the Disclosure Schedule also sets forth all guarantees, financial accommodations and security arrangements by Seller in favor of the Companies and Subsidiaries with respect to obligations of the Companies or Subsidiaries, excluding the foregoing indebtedness to be satisfied by Seller (collectively, "Guarantees"). Purchaser and Seller shall reasonably cooperate, to cause Purchaser or one of its affiliates to be substituted for Seller and all of its affiliates other than the Companies and the Subsidiaries as of the Closing, without recourse to Seller or any such affiliates, with respect to all such Guarantees. In the event that Purchaser and Seller are unable to obtain the release of any Guarantee, Purchaser shall indemnify and hold harmless Seller from any and all obligations or liabilities incurred by Seller with respect to such Guarantee.

         6.12 SUPPLEMENTS TO DISCLOSURE SCHEDULE. If Seller becomes aware of, or there occurs after the date of this Agreement, any fact or condition that constitutes a breach of any representation or warranty made by Seller in
Article 4 above that is qualified by materiality or a material breach of any representation or warranty made by Seller in Article 4 above that is not so qualified, or if any fact or condition, either currently existing or hereafter occurring, requires any change in the Disclosure Schedule delivered to Purchaser at the time of execution of this Agreement, Seller will deliver to Purchaser at or before the Closing a supplement to the Disclosure Schedule specifying any needed change. Any such supplement to the Disclosure Schedule shall not be given effect for purposes of the representations and warranties contained herein; provided, however, that if the disclosures made in such supplement would give rise to the Purchaser's right not to close under Section 7.2(a) hereof (as so notified by Seller) and Purchaser nonetheless proceeds with the Closing, such supplement to the Disclosure Schedule shall be given effect for purposes of determining whether there has been a breach of a representation and warranty for purposes of the indemnification provisions under Section 9.2 hereof.

         6.13 NON-SOLICITATION. Prior to the Closing Date, Seller agrees (i) that it shall not, and shall direct its directors, officers, employees, advisors, accountants and attorneys not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving any of the Companies, the Subsidiaries, the Business or any significant portion of the assets or any equity securities of any of the Companies or the Subsidiaries (any such proposal or offer being an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort to attempt to make or implement an Acquisition Proposal, (ii) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties other than Purchaser conducted heretofore with respect to any of the foregoing and (iii) that it will notify Purchaser immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it.

         6.14 OBLIGATIONS WITH RESPECT TO CERTAIN INSURANCE CLAIMS. Except as expressly set forth in this Section 6.14 or elsewhere in this Agreement (including the indemnity provisions of Section 9.2), from and after the Closing, Purchaser shall assume and pay when due all liabilities, including any claims handling expense, arising out of, or related to, events, acts or occurrences prior to the Closing which give rise to a claim against the Companies or the Subsidiaries or otherwise relating to the Business ("Pre-Closing Claims"), regardless of when the claim is brought, but only to the extent such claims would be required to be paid by Seller, including any Pre-Closing Claims funded by Performance Insurance Company Ltd. ("PICL"), or PICL under any workers compensation, general liability, automobile liability or health insurance policy issued in favor of the Companies or the Subsidiaries, notwithstanding anything to the contrary in any policies issued by PICL to the Companies or the Subsidiaries. All insurance policies issued by PICL in favor of the Companies or the Subsidiaries shall be terminated as of Closing and neither Seller nor PICL shall have any obligation to pay any claims which would otherwise be payable thereunder; provided, that Seller shall reasonably cooperate with Purchaser and keep Purchaser reasonably informed of all material events with respect to Pre-Closing Claims thereunder and not settle or compromise any such Pre-Closing Claims without the prior written consent of Purchaser. The accrued liabilities of the Companies and the Subsidiaries with respect thereto was $12,800,000 as of the Reference Balance Sheet. Notwithstanding the foregoing, Purchaser shall have no liability for any Pre-Closing Claim to the extent that coverage is provided under an insurance policy written by a third party not affiliated with Seller which covers Pre-Closing Claims. Prior to the Closing and, at the request of Purchaser, following the Closing, Seller shall cause any Pre-Closing Claims to be made on behalf of the Companies or the Subsidiaries that are covered within the terms and conditions of any such policies, whether or not collectable and whether or not subject to deductibles, co-insurance or retrospectively-rated premium adjustments, and Purchaser and Seller shall reasonably cooperate and keep the other party reasonably informed of all material events with respect to such Pre-Closing Claims. Seller shall not cancel, release or otherwise terminate any of Seller's policies with third-party insurance carriers with respect to Pre-Closing Claims without the prior written consent of Purchaser; provided that Seller shall not be required to make any additional payments after the Closing in order to keep such policies in place; provided, further, that Seller shall provide Purchaser with notice of any notice that Seller receives that any such additional payments may be required. Seller shall promptly pay to

Purchaser any insurance proceeds received by Seller or its affiliates under policies with third-party insurance carriers in respect of such Pre-Closing Claims. From and after the Closing, Seller shall cause each of the Companies and the Subsidiaries to be a named insured, and have all the rights of a named insured, under Seller's policies with third-party insurance carriers with respect to Pre-Closing Claims.

         6.15 OBLIGATION WITH RESPECT TO FRESH ADVANTAGE. Prior to the Closing, Seller shall take all action necessary or reasonably requested by Purchaser, at Seller's expense, to cause all of its and its affiliates' right, title and interest in and to the Fresh Advantage trademark and name (and all goodwill associated therewith) to be assigned to the Companies, free and clear of any Encumbrances, and shall make all necessary filings in connection therewith. At Closing, the Companies shall grant Seller and its affiliates the right to use the Fresh Advantage mark for a period of two (2) years following the Closing at no cost to Seller or its affiliates on terms reasonably satisfactory to Seller and Purchaser. During such two-year period, neither Purchaser nor Seller shall license or sublicense such mark to any third party. This trademark license shall be on an "as is" basis, without representations or warranties, or recourse by Seller of any kind against Purchaser.

                                  ARTICLE 7.
                               CLOSING CONDITIONS

         7.1 CONDITIONS TO OBLIGATIONS OF SELLER AND PURCHASER TO CONSUMMATE THE TRANSACTION. The respective obligation of each of Seller and Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction of each of the following conditions:

              (a) Legality. No order, decree or injunction shall have been entered or issued by any Governmental Authority which is in effect and has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting consummation of the transactions contemplated hereby. Each of Seller and Purchaser agrees that, in the event that any such order, decree or injunction shall be entered or issued, it shall use its reasonable best efforts to cause any such order, decree or injunction to be lifted or vacated. The immediately preceding sentence shall in no way limit or expand Purchaser's obligations under
         Section 6.2(a).

              (b) HSR Act. The waiting period (or extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated.

         7.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser to consummate the transactions contemplated hereby shall also be subject to the satisfaction or waiver of each of the following conditions:

              (a) Representations and Warranties. (i) The representations and warranties of Seller contained in this Agreement that are qualified by materiality or Seller Material Adverse Effect and the representations and warranties of Seller contained in Sections 4.4(a) and (b) hereof shall be true and correct on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as of the Closing Date and (ii) the representations and warranties of Seller contained in this Agreement that are not qualified as to materiality or Seller Material Adverse Effect or contained in Sections 4.4(a) and (b) hereof shall be true and correct on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as of the Closing Date, except to the extent that any failures of such representations and warranties in this clause (ii) to be so true and correct, individually or in the aggregate, would not reasonably be expected to have resulted in a Seller Material Adverse Effect.

              (b) Agreements and Covenants. Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or before the Effective Time.

              (c) Certificate. Purchaser shall have received a certificate of an executive officer of Seller that the conditions set forth in this
         Section 7.2 have been satisfied.

              (d) Documents. Purchaser shall have received the documents and instruments set forth in Section 3.2(b).

              (e) Audited Financial Statements. Purchaser shall have received the Audited Statements (together with an unqualified auditor's opinion), and the Audited Statements (including the notes thereto) shall not reflect or disclose any information that is adverse, in any material respect, to the Business, the Companies or their Subsidiaries, taken as a whole, that was not reflected or disclosed in the Financial Statements (including the notes thereto) previously provided to Purchaser.

              (f) Financing. The financing institutions party to the Commitment Letter (or any agreements relating to alternative sources of financing that may be entered into by Purchaser under Section 6.5) shall have funded the portion of the Purchase Price in the amount specified in the Commitment Letter; provided that the foregoing shall not be a condition under this Agreement in the event that (i) a breach by Purchaser of its obligations under the Commitment Letter (or any agreements relating to alternative sources of financing that may be entered into by Purchaser under Section 6.5) has caused the funding thereunder not to occur, or (ii) all conditions precedent to the closing and extension of credit of the amount specified in the Commitment Letter have been satisfied other than the conditions contained in clause (vi) and clause (viii) (other than, in the case of clause (viii), a default, or failure of the representations and warranties to be true, under any of the loan documentation for the Senior Credit Facilities (as defined in the Commitment Letter) which relates to the Companies or the Subsidiaries) of Annex II of the Commitment Letter.

              (g) Material Adverse Change. There shall have been no Seller Material Adverse Effect after the date hereof that has not been cured by the Closing Date.

         7.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller to consummate the transactions contemplated hereby shall also be subject to the satisfaction or waiver of each of the following conditions:

              (a) Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement that are qualified by materiality or Purchaser Material Adverse Effect shall be true and correct on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as of the Closing Date, and (ii) the representations and warranties of Purchaser contained in this Agreement that are not qualified as to materiality or Purchaser Material Adverse Effect shall be true and correct on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as of the Closing Date, except to the extent that any failures of such representations and warranties in this clause (ii) to be so true and correct, individually or in the aggregate, would not reasonably be expected to have resulted in a Purchaser Material Adverse Effect.

              (b) Agreements and Covenants. Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or before the Effective Time.

              (c) Certificate. Seller shall have received a certificate of an executive officer of Purchaser that the conditions set forth in paragraphs (a) and (b) above have been satisfied.

              (d) Resolutions. Seller shall have received the resolutions set forth in Section 3.2(a).

              (e) Solvency Opinion. The Seller shall have received a solvency opinion, addressed to the Board of Directors of the Seller, rendered by an independent valuation firm, at Seller's expense, setting forth their conclusion that, after giving effect to the transactions contemplated by this Agreement and the incurrence of any financings in connection therewith, the Purchaser, Companies and Subsidiaries taken as a whole, are not insolvent and will not be rendered insolvent by the indebtedness incurred in connection therewith, and will not be left with unreasonably small capital with which to engage in their business and will not have incurred debts beyond their ability to pay such debts as they mature.

                                  ARTICLE 8.
                              CERTAIN TAX MATTERS

         8.1 RESPONSIBILITY FOR FILING TAX RETURNS.

              (a) Seller shall include the income of the Companies and the Subsidiaries on Seller's consolidated federal income Tax Returns (and any state consolidated, unitary or combined Tax Returns) for all periods through the end of the Closing Date and pay any income Taxes attributable to such income. The Companies and the Subsidiaries shall furnish Tax information to Seller for inclusion in Seller's federal consolidated income Tax Return (or such state Tax Return described in the preceding sentence) for the period that includes the Closing Date in accordance with the Companies' and the Subsidiaries past custom and practice. The income of the Companies and the Subsidiaries shall be apportioned to the period up to the Closing Date and the period after the Closing Date by closing the books of the Companies and the Subsidiaries as of the Closing Date. Seller shall prepare or cause to be prepared and file or cause to be filed all other Tax Returns for the Companies and their Subsidiaries for all periods ending on or prior to the Closing Date that are due after the Closing Date.

              (b) Purchaser shall prepare or cause to be prepared and file or cause to be filed all other Tax Returns for the Companies and the Subsidiaries that are due after the Closing Date (other than Tax Returns with respect to periods for which a consolidated, unitary or combined Tax Return of Seller will include the operations of the Companies). Purchaser shall permit Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Seller but only to the extent that such Tax Returns relate to Taxes for which Seller has an obligation to indemnify or has indemnified Purchaser pursuant to Section 8.4.

         8.2 COOPERATION ON TAX MATTERS.

              (a) Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article 8 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such Tax Return preparation, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller agrees (A) to retain all books and records with respect to Tax matters pertinent to the Companies and their Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give Purchaser reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Purchaser so requests, Seller shall allow Purchaser to take possession of such books and records.

              (b) Purchaser and Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

         8.3 TAX SHARING AGREEMENTS. All Tax sharing agreements or similar agreements with respect to or involving the Companies and their Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Companies and their Subsidiaries shall not be bound thereby or have any liability thereunder.

         8.4 TAX INDEMNIFICATIONS.

              (a) Seller shall be liable for, and shall indemnify and hold Purchaser harmless against:

                     (i) all Taxes of the Companies and the Subsidiaries
              payable for any taxable year or taxable period ending on or before the Closing Date, including, but not limited to, any Taxes with respect to the deemed sale of assets resulting from the
              Section 338(h)(10) elections pursuant to Section 8.6 of this Agreement; provided, however, that no indemnity shall be provided under this Agreement for Taxes resulting from any transaction undertaken by the Purchaser, any Company or Subsidiary on the Closing Date, but after the Closing, occurring outside of the ordinary course of business;

                     (ii) all Taxes imposed on any member of any Affiliated
              Group with which any Company or Subsidiary files or filed a Tax Return on a consolidated, combined or unitary basis for a taxable year (of a Company or any Subsidiary) beginning before the Closing Date and for which any Company or Subsidiary is liable as a result of filing or being included in such a Tax Return on a consolidated, combined or unitary basis; and

                     (iii) with respect to any taxable year or taxable period
              beginning before the Closing Date and ending after the Closing Date (a "Straddle Period"), the portion of the Taxes of the Companies and the Subsidiaries attributable to the portion of such taxable year or taxable period ending on the Closing Date; provided, however, that no indemnity shall be provided under this Agreement for any Taxes resulting from any transaction undertaken by the Purchaser, any Company or Subsidiary on the Closing Date, but after the Closing, occurring outside of the ordinary course of business.

              (b) Purchaser shall be liable for, and shall indemnify and hold Seller harmless against, (i) any and all Taxes imposed on any Company or Subsidiary for any taxable year or portion thereof beginning on or after the Closing Date, including the portion commencing on the Closing Date of any Straddle Period, and (ii) any additional Tax owed by Seller (including Tax owed by Seller due to this indemnification payment) resulting from any transaction engaged in by any Company or any Subsidiary not in the ordinary course of business occurring on the Closing Date after Purchaser's purchase of the Companies' stock.

              (c) Whenever any Taxing Authority asserts a claim, makes an assessment, or otherwise disputes the amount of Taxes for which Seller is liable under this Agreement, Purchaser shall upon receipt of such assertion, promptly inform Seller in writing and Seller shall have the sole right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations affect the amount of Taxes for which Seller may be liable under this Agreement. Whenever any Taxing Authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for which Purchaser is liable under this Agreement, Purchaser shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, except to the extent such proceedings affect the amount of Taxes for which Seller is liable under this Agreement. Whenever any Taxing Authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for which both Seller and Purchaser may be liable, (i) each party may participate in any resulting proceedings, and (ii) that portion of the proceedings shall be controlled by that party which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for other taxable periods. The party not controlling such proceedings may, with the written consent of the other party and at its sole expense, assume control of such proceeding.

              (d) The obligations of the parties set forth in this Section 8.4 shall be unconditional and absolute. Except as expressly provided in
         Article 9, the rights and obligations of the parties with respect to indemnification for any and all matters relating to Taxes shall be governed by this Section 8.4.

         8.5 CERTAIN NON-INCOME TAXES. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest), but not including income taxes incurred in connection with this Agreement (including any such Tax imposed indirectly as a result of the sale of the Shares), shall be borne by Purchaser. Purchaser will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

         8.6 SECTION 338(H)(10) ELECTION. Purchaser and Seller agree to join in making elections under section 338(h)(10) of the Code (and any corresponding or similar provision of state and local Law) with respect to Redi-Cut Foods, Inc., an Illinois corporation, and K.C. Salad Holdings, Inc., a Missouri corporation, and, if Seller so timely requests, with respect to Fresh Advantage, Inc., a Virginia corporation (any of such companies with respect to which an election is to be made, a "338(h)(10) Entity"), and shall cooperate in the preparation and filing of IRS Form 8023 and any other Tax forms or filings necessary to effect such elections. Prior to Closing, Seller and Purchaser shall agree upon an allocation of a portion of the Purchase Price to each of the 338(h)(10) Entities, and if Seller and Purchaser are unable to agree on such allocation they shall submit the matter to the Accountants for a determination, which shall be final and binding on both Seller and Purchaser.

                                  ARTICLE 9.
                           ADDITIONAL INDEMNIFICATION

         9.1 SURVIVAL. The representations and warranties of the parties contained in Articles 4 and 5 hereof shall survive the Closing; provided, that, subject to the last sentence of this Section 9.1, such representations and warranties shall terminate on the date that is one (1) year after the Closing Date, except that (i) the representations and warranties contained in Sections
4.2 (Authority) and 4.4(a), (b) and (c) (Capitalization) shall survive indefinitely following the Closing, (ii) the representations and warranties contained in Section 4.11 (Environmental and Safety and Health Matters) shall survive for five (5) years following the Closing and (iii) the representations and warranties contained in Section 4.14 (Taxes) shall survive the Closing until the statute of limitations for the applicable representation and warranty ends. All covenants and agreements contained herein which by their terms contemplate actions or impose obligations following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms. All covenants and agreements contained herein which by their terms contemplate full performance at or prior to Closing shall terminate upon Closing, except that claims for indemnification in respect of any breach thereof shall survive until the first anniversary of the Closing. The period of time a representation or warranty or covenant or agreement survives the Closing pursuant to this
Section 9.1 shall be the "Survival Period" with respect to such representation or warranty or covenant or agreement. In the event notice of any claim for indemnification under this Article 9 shall have been given within the applicable Survival Period and such claim has not been finally resolved by the expiration of such Survival Period, the representations or warranties or covenants or agreements that are the subject of such claim shall survive, but only to the extent of and in the amount of the claim as made prior to the expiration of the Survival Period, until such claim is finally resolved.

         9.2 ADDITIONAL INDEMNIFICATION. Subject to the terms, conditions and limitations set forth in this Article 9, from and after the Closing Date:

              (a) Seller shall defend, indemnify and hold harmless Purchaser and its Affiliates and each of their respective officers, directors, members, partners, managers and employees (collectively, the "Purchaser Indemnified Parties") from and against any costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, claims, damages (including consequential damages in the form of lost profits) and assessments (collectively, "Losses") that are imposed on or incurred by Purchaser Indemnified Parties which result from (i) any breach of any representation or warranty made by Seller in Section 4.1, 4.3, 4.4(d) or (e), 4.5. 4.6, 4.7, 4.8 through
         4.10 and 4.12 through 4.23 (disregarding for purposes of measuring damages under this Section 9.2(a) any qualification by materiality or Seller Material Adverse Effect) on the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case as of such earlier date),
         (ii) any breach of any representation or warranty made by Seller in
         Section 4.2 or 4.4(a), (b) or (c) hereof (disregarding for purposes of measuring damages under this Section 9.2(a) any qualification by materiality or Seller Material Adverse Effect) on the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case as of such earlier date), (iii) the failure of Seller to perform any covenant or agreement of Seller set forth in this Agreement, and (iv) (A) any Environmental Claim arising out of or relating to actions, conditions, occurrences, incidents, events or omissions involving the Companies, the Subsidiaries or the Real Property on or prior to the Closing Date,
         (B) any violation of or noncompliance with applicable Environmental Law by the Companies or any of their Subsidiaries prior to the Closing Date, including the continuation of such violation or noncompliance within three (3) months after the Closing Date, whether or not a third party claim has arisen in connection with such violation or noncompliance, (C) any Cleanup required by Environmental Law at the Real Property, as a result of a release or discharge of Hazardous Substances at such Real Property prior to the Closing Date, and (D) any breach of any representation or warranty made by Seller in Section
         4.11 on the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case as of such earlier date). Notwithstanding the foregoing, Seller shall not indemnify the Purchaser Indemnified Parties under this Section 9.2(a) with respect to matters relating to Taxes to the extent indemnification is available with respect to such matters under
         Section 8.4(a).

              (b) Purchaser shall defend, indemnify and hold harmless Seller and its Affiliates and each of their respective directors, officers, equityholders, partners and employees (collectively, the "Seller Indemnified Parties") from and against any Losses that are imposed on or incurred by Seller Indemnified Parties which result from (i) any breach of any representation or warranty made by Purchaser in Article 5 hereof (disregarding for purposes of this Section 9.2(b) any qualification by materiality or Purchaser Material Adverse Effect) on the date hereof or on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, (ii) the failure to perform any covenant or agreement of Purchaser set forth in this Agreement and (iii) any Environmental Claim relating to the

         Company or its Subsidiaries other than those matters that are subject to the indemnification provided by Seller pursuant to Section 9.2(a)(iv). Notwithstanding the foregoing, Purchaser shall not indemnify the Seller Indemnified Parties under this Section 9.2(b) with respect to matters relating to Taxes to the extent indemnification is available with respect to such matters under
         Section 8.4(b).

         9.3 INDEMNIFICATION PROCEDURES. The following procedures shall govern claims for indemnification under this Article 9:

              (a) In order for a party (the "Indemnified Party") to be entitled to any indemnification provided for under this Article 9 in respect of a claim made against the Indemnified Party by any Person who is not a party to this Agreement (a "Third-Party Claim"), such Indemnified Party must notify the indemnifying party hereunder (the "Indemnifying Party") in writing of the Third-Party Claim promptly following receipt by such Indemnified Party of notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim, other than those notices and documents separately addressed to the Indemnifying Party.

              (b) If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party; provided, however, that if the defendants in any such Third-Party Claim include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that there exists any actual conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall not have the right to direct the defense of such action on behalf of such Indemnified Party and such Indemnified Party shall have the right to retain, at the Indemnifying Party's expense, one separate counsel reasonably satisfactory to the Indemnifying Party to defend such action on behalf of such Indemnified Party. Subject to the immediately preceding proviso, should the Indemnifying Party so elect to assume the defense of a Third-Party Claim, (i) the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses incurred by the Indemnified Party in connection with the defense thereof and (ii) the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, in each case at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed such defense.

              (c) If the Indemnifying Party chooses to defend or prosecute a Third-Party Claim, the Indemnified Parties shall cooperate in the defense or prosecution thereof. If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party's prior written consent. If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third-Party Claim that the Indemnifying Party may recommend and that (i) by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third-Party Claim, (ii) does not require any payment or other action by, or limitation on, the Indemnified Party which is materially adverse to the continuing business interests of the Indemnified Party and (iii) releases the Indemnified Party in connection with such Third-Party Claim.

              (d) In the event any Indemnified Party should have a claim against any Indemnifying Party under this Article 9 that does not involve a Third-Party Claim, the Indemnified Party shall deliver notice of such claim to the Indemnifying Party promptly following the Indemnified Party becoming aware of the same. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under this Article 9, except to the extent that the Indemnifying Party has been actually prejudiced by such failure.

              (e) With respect to any indemnified matter subject to Section 9.2(a)(iv) that relates to a Cleanup of Hazardous Substances discharged at any Real Property, Purchaser and its affiliates agree that, to the extent allowed by applicable Environmental Law and the relevant Governmental Authority (if a Governmental Authority is involved in the matter), Purchaser or said affiliate shall agree to accept a deed restriction that would: (i) allow it to continue to use the Real Property for the same purposes as such property is being used as of the date of this Agreement; (ii) not impose limitations on the use of the Real Property related to its productive capacity or output;
         (iii) not cause more than de minimis interference with Purchaser's or its affiliates' operation of the Real Property; and (iv) not impose any operations and maintenance costs on the Purchaser (other than costs that would be less than $2,000) per year). If with respect to a particular matter, Purchaser or its affiliate does not agree to such a restriction, Seller will only be responsible (except as limited by other terms in this Agreement) for the Losses that would have been incurred had Purchaser or its affiliates accepted such restriction.

         9.4 INDEMNIFICATION LIMITATIONS. In no event shall Seller be liable for indemnification pursuant to Section 9.2(a)(i) and 9.2(a)(ii), unless and until the aggregate of all Losses with respect to Section 9.2(a)(i) and 9.2(a)(ii) that are imposed on or incurred by the Purchaser Indemnified Parties thereunder exceeds $5,000,000 (the "Threshold Amount"), in which case the Purchaser Indemnified Parties shall be entitled to indemnification for all Losses in excess of the Threshold Amount.

Notwithstanding the foregoing, the Seller shall not be required to make payments for indemnification pursuant to Section 9.2(a)(i) and 9.2(a)(iv) in an aggregate amount in excess of $85,000,000. In no event shall Seller be liable for indemnification pursuant to Section 9.2(a)(iv) unless and until the aggregate of all Losses with respect thereto that are imposed on or incurred by the Purchaser Indemnified Parties thereunder exceeds $2,000,000, in which case the Purchaser Indemnified Parties shall be entitled to indemnification for all such Losses that are in excess of $2,000,000. Purchaser shall not be required to make payments for indemnification pursuant to Section 9.2(b)(i) in an aggregate amount in excess of $85,000,000. In calculating amounts payable to an Indemnified Party, the amount of the indemnified Losses shall not be duplicative of any other Loss for which an indemnification claim has been made, and shall be computed net of (i) payments recovered by the Indemnified Party under any insurance policy with respect to such Losses, (ii) any prior or subsequent recovery by the Indemnified Party from any Person (other than an Indemnifying Party) with respect to such Losses and (iii) any Tax benefit that may be available to the Indemnified Party arising from the incurrence or payment of any such Loss. In the event the Closing occurs, the indemnification provisions of Section 8.4 and this Article 9 shall be the sole and exclusive remedy of Seller (and the other Seller Indemnified Parties) and Purchaser (and the other Purchaser Indemnified Parties) and each other party to this Agreement for any breach of any representation, warranty, covenant or agreement made in this Agreement (other than for specific performance or injunctive relief) and each party to this Agreement hereby waives all statutory, common Law and other claims with respect to this Agreement, other than claims for indemnification with respect to this Agreement pursuant to (and in accordance with the terms of) Section 8.4 and this Article 9 and other than claims for specific performance or injunctive relief; provided, however, that nothing contained in this Agreement shall limit any party's remedies for fraud or intentional misrepresentation. Notwithstanding anything herein to the contrary, in no event shall Seller or Purchaser be liable for any special or punitive damages, consequential damages (other than lost profits) or damages measured on the basis of a multiple of earnings or similar financial measure, and Purchaser shall not be entitled to recover or seek any remedy under this Agreement (i) with respect to any claim or liability to any employee employed by any of the Companies or any of their Subsidiaries arising as a result of the termination of such employee's employment after the Closing Date (except to the extent arising out of a breach of any representation or warranty of Seller hereunder relating to severance or other payments or obligations in connection with such termination) or (ii) to the extent that such amount is included in the Working Capital Adjustment Amount.

                                  ARTICLE 10.
                                  TERMINATION

         10.1 TERMINATION. This Agreement may be terminated at any time before the Effective Time as follows;

              (a) by mutual written consent of each of Seller and Purchaser;

              (b) by either Seller or Purchaser, if the Effective Time shall not have occurred on or before June 30, 2005 (the
         "Termination Date"); provided,
         however, that in the event the FTC or DOJ issues a "second request" in connection with any review of the transactions contemplated by this Agreement under the HSR Act, such date shall be extended to September 30, 2005; provided further, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

              (c) by either Seller or Purchaser, if a Governmental Authority shall have issued an order, decree or injunction having the effect of making the transactions contemplated hereby illegal or permanently prohibiting the consummation of the transactions contemplated hereby, and such order, decree or injunction shall have become final and nonappealable (but only if such party shall have used its best efforts to cause such order, decree or injunction to be lifted or vacated and shall have otherwise complied with its obligations under this Agreement, including Purchaser's obligations under Section 6.2(a));

              (d) by either Seller or Purchaser, if (x) there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.2 (in the case of a breach by Seller) or Section 7.3 (in the case of a breach by Purchaser), and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the party alleged to be in breach.

         10.2 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement pursuant to this Article 10, this Agreement (other than as set forth in Sections 6.4(c) and 6.6) shall become void and of no effect with no liability on the part of any party hereto (or of any of its Representatives); provided, however, no such termination shall relieve any party hereto from any liability for damages (including fees and out-of-pocket expenses) resulting from any knowing or intentional breach of this Agreement by such party or any liability for fees and out-of-pocket expenses incurred as a result of any breach of this Agreement by such party.

                                  ARTICLE 11.
                                 MISCELLANEOUS

         11.1 INTENTIONALLY DELETED.

         11.2 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by telecopy, to the applicable party at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):


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

             (a)   if to Seller:       Performance Food Group Company
                                       12500 West Creek Parkway
                                       Richmond, VA 23238
                                       Attention:  Joseph J. Traficanti
                                       Vice President, General Counsel
                                       Telecopy No.:  (804) 287-8161

                   with a copy to:     Bass, Berry & Sims PLC
                                       315 Deaderick Street, Suite 2700
                                       Nashville, Tennessee 37238-3001
                                       Attention:  F. Mitchell Walker, Jr.
                                       Telecopy No.:  (615) 742-2775

             (b)   if to Purchaser:    Chiquita Brands International, Inc.
                                       250 East Fifth Street
                                       Cincinnati, Ohio 45202
                                       Attention:  Robert W. Olson
                                       Senior Vice President and General Counsel
                                       Telecopy No.:  (513) 564-2925

                   with a copy to:     Skadden, Arps, Slate, Meagher & Flom LLP
                                       Four Times Square
                                       New York, New York 10036-6522
                                       Attention:  David J. Friedman
                                       Attention:  Thomas W. Greenberg
                                       Telecopy:  (212) 735-2000

         11.3 CERTAIN DEFINITIONS; INTERPRETATION.

              (a) For purposes of this Agreement, the following terms shall have the following meanings:

                     (i) "Action" means any written claim, action, suit,
              investigation or proceeding by or before any Governmental
              Authority.

                     (ii) "affiliate" of a Person means a Person that directly
              or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

                     (iii) "Affiliated Group" means any affiliated group within the meaning of Section 1504(a) of the Code or any group defined under a similar provision of state, local or foreign law.

                     (iv) "Clayton County Arrangements" shall mean any
              agreements or arrangements among any of the Companies or the Subsidiaries and the Development Authority of Clayton County, including, without limitation, the Bond Purchase Loan Agreement, dated for purposes of reference as of April 1, 2004, by and between the

              Development Authority of Clayton County and Fresh-Cuts Incorporated, the Taxable Industrial Development Revenue Bond (Fresh-Cuts Incorporated Project), Series 2004, the Limited Warranty Deed, dated as of July 23, 2004, between Fresh Express Incorporated and the Development Authority of Clayton County, the Lease Agreement, dated as of April 1, 2004, between the Development Authority of Clayton County, as lessor, and Fresh-Cuts Incorporated, as lessee, the Tax Agreement, dated for purposes of reference as of April 1, 2004, by and among the Development Authority of Clayton County, Fresh-Cuts Incorporated and the Board of Tax Assessors of Clayton County and the Bill of Sale, dated as of July 23, 2004, from Fresh-Cuts Incorporated to the Development Authority of Clayton County.

                     (v) "Cleanup" means all actions reasonably required to (A)
              cleanup, remove, treat or remediate Hazardous Substances in the indoor or outdoor environment, including implementation of engineering studies, preparation of cleanup program documents or risk assessments or implementation of engineering controls, (B) perform investigations and post-remedial monitoring and care, or
              (C) respond to any requests by a Governmental Authority for information or documents relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances in the indoor or outdoor environment.

                     (vi) "Code" means the Internal Revenue Code of 1986, as
              amended.

                     (vii) "Company Release" shall mean the release, dated as
              of the Closing Date, pursuant to which the Companies, on behalf of themselves and the Subsidiaries, irrevocably and unconditionally release the Seller and its affiliates (other than the Company and the Subsidiaries) from any claims that the Companies and the Subsidiaries may have had in the past, may now have or may have in the future against any of the Seller and its affiliates (or their respective successors and past, present and future assigns, directors, officers, agents, attorneys and representatives) (other than the Company and the Subsidiaries), relating to any events, matters, causes, things, acts, omissions or conduct, occurring or existing, at any time at or prior to the Closing (and other than as otherwise specifically provided herein).

                     (viii) "control" (including the terms "controlled by" and
              "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

                     (ix) "EBITDA" shall mean the net income of the Companies
              and the Subsidiaries before interest, taxes, depreciation and amortization for the fiscal year ended January 1, 2005; provided, that, any corporate allocation charge and any insurance allocation charge included in the calculation of EBITDA shall equal the corporate allocation charge and insurance allocation charge, respectively, included in the calculation of EBITDA set forth in Section 2.3(d) of the Disclosure Schedule.

                     (x) "Environmental Claim" means any actual or threatened
              notice, directive, Action, abatement order or other Governmental Order by a Governmental Authority or by any third party demanding or alleging liability, including potential liability, for investigatory costs or Cleanup costs, by a Governmental Authority demanding a response to any requests for information or documents, or by a Governmental Authority or any third party seeking recovery of costs associated with natural resource damages, property damages or personal injuries; in all cases arising out of, based on, or resulting from (A) the presence, release or threatened release of any Hazardous Substances at any property, or (B) any violation or non-compliance or alleged violation or alleged non-compliance of any applicable Environmental Law by the Companies or their Subsidiaries.

                     (xi) "ERISA" means the Employee Retirement Income Security
              Act of 1974, as amended and the rules and regulations promulgated thereunder.

                     (xii) "Governmental Authority" means any foreign, United
              States federal, state or local governmental, regulatory or administrative agency, commission, board or any court or arbitral tribunal.

                     (xiii) "Governmental Order" means any order, writ,
              judgment, injunction, decree, stipulation, binding agreement, determination or award entered by or with any Governmental Authority; provided, that with respect to the indemnification provided by Seller in Section 9.2(a)(iv) (other than with respect to claims for breach of representation in Section 9.2(a)(iv)(D)) and indemnification provided by Purchaser in Section 9.2(b)(iii), the term "Governmental Order" shall not include any voluntary agreement or order entered into by Seller or Purchaser, other than such agreements or orders that are entered into in order to resolve an Environmental Claim or violation of or non-compliance with applicable Environmental Law (it being understood that any such agreements or orders, if voluntarily entered into, are subject to the provisions of Section 9.3(c) if applicable).

                     (xiv) "Intercompany Notes" shall mean those Revolving
              Credit Notes dated as of October 15, 2004 by and between the Seller and the Companies.

                     (xv) "knowledge" of any Party shall mean the actual
              knowledge of the executive officers of that Party, after due inquiry, and shall, for purposes of Seller's knowledge, include knowledge of the Persons listed on Section 11.3(a)(xiii) of the Disclosure Schedule.

                     (xvi) "Law" means any Governmental Order or any law
              (including applicable common law), statute, ordinance, rule or regulation of any Governmental Authority, or any binding agreement with any Government Authority.

                     (xvii) "Permit" means any permit, franchise,
              authorization, or other license or approval issued or granted by any Governmental Authority.

                     (xviii) "Person" means an individual, corporation,
              partnership, limited liability company, association, trust, unincorporated organization, entity or group.

                     (xix) "Purchaser Material Adverse Effect" means any
              material adverse change in or material adverse effect on the business, results of operations or financial condition of Purchaser.

                     (xx) "Seller Release" shall mean the Release, dated as of
              the Closing Date, pursuant to which Seller, on behalf of itself and its affiliates (other than the Company and the Subsidiaries), irrevocably and unconditionally releases the Companies and the Subsidiaries from any claims that Seller and its affiliates (other than the Company and the Subsidiaries) may have had in the past, may now have or may have in the future against any of the Company and the Subsidiaries (or their respective successors and past, present and future assigns, directors, officers, agents, attorneys and representatives), relating to any events, matters, causes, things, acts, omissions or conduct, occurring or existing, at any time at or prior to the Closing (other than as otherwise specifically provided herein).

                     (xxi) "Seller Material Adverse Effect" means any
              material adverse change in or material adverse effect on, or any event, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse change in or material adverse effect on, the business, results of operations or financial condition of the Business, the Companies and their Subsidiaries, taken as a whole; provided, however, that changes or effects (1) resulting primarily from or relating to changes in economic conditions or financial or securities markets in general or the industries and markets in which the Companies and their Subsidiaries operate, including changes resulting from weather or natural conditions, commodity prices, or changes in laws, rules and regulations, (2) resulting primarily from the voluntary termination of employment by employees of the Companies and their

              Subsidiaries between the date hereof and the Closing Date, (3) resulting primarily from the execution and performance of this Agreement and the announcement of this Agreement and the transactions contemplated hereby, or (4) resulting primarily from actions taken to obtain any approval or authorization under applicable antitrust or competition laws for consummation of the transaction contemplated by this Agreement, shall be excluded from the determination of Seller Material Adverse Effect.

                     (xxii) "Subsidiary," of a Person means any corporation or
              other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which at least a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries). Unless otherwise stated herein, "Subsidiary" shall refer to a Subsidiary of the Companies.

                     (xxiii) "Taxes" shall mean any and all taxes, fees, levies or other assessments, including, without limitation, federal, state, local or foreign income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll franchise or similar taxes, imposed by any Taxing Authority, together with any interest, penalties or additions to Tax and additional amounts imposed with respect thereto.

                     (xxiv) "Taxing Authority" shall mean any Governmental
              Authority responsible for the imposition or collection of any Taxes.

                     (xxv) "Tax Return" shall mean any report, return,
              document, declaration or other information or filing required to be supplied to any Taxing Authority or jurisdiction (foreign or domestic) with respect to Taxes.

              (b) When a reference is made in this Agreement to Articles, Sections, or Disclosure Schedule, such reference is to an Article or a Section of, or Disclosure Schedule to, this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be understood to be followed by the words "without limitation." When a reference is made in this Agreement to notice having been received by any of the Companies or Subsidiaries, it shall be deemed to include notices received by Seller and vice versa. Whenever reference is made in this Agreement to "preparation in accordance with GAAP," it shall mean in accordance with generally accepted accounting principles in the U.S. consistently applied with the Financial Statements.

         11.4 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, Seller and Purchaser shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

         11.5 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, including all exhibits and schedules attached hereto, and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and does not, and is not intended to, confer upon any Person other than the parties hereto and those Persons identified in Section 6.8 any rights or remedies hereunder. Purchaser's confidentiality obligations under the Confidentiality Agreement shall terminate upon the Closing.

         11.6 AMENDMENT; WAIVER. This Agreement maybe amended only in a writing signed by all parties hereto. Any waiver of rights hereunder must be set forth in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive either party's rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

         11.7 BINDING EFFECT; ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors. Notwithstanding the foregoing, this Agreement shall not be assigned by any party hereto by operation of law or otherwise without the express written consent of each of the other parties; provided, however, that Purchaser may (a) assign its rights (but not its obligations) under this Agreement to any wholly-owned Affiliates of Purchaser and (b) at or following the Closing, collaterally assign its rights, interests and remedies in and under this Agreement to the lenders and other secured parties (including any agent, trustee or other representative acting for their benefit) in connection with the financing effected to fund the purchase price payable hereunder (or any refinancing thereof).

         11.8 DISCLOSURE SCHEDULE. The Disclosure Schedule shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any matter disclosed pursuant to the Disclosure Schedule shall be deemed to be disclosed for all purposes under this Agreement to the extent a matter is disclosed in such a way as to make its relevance to such other purpose reasonably apparent on its face but shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

         11.9 GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and construed in accordance with, the laws of the State of Tennessee without regard to the conflicts of laws provisions thereof. Each of the parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Tennessee and the courts of the United States of America located in the State of Tennessee for any litigation arising out of or relating to this Agreement or the transactions contemplated hereby or any of the other transactions contemplated hereby (and agrees not to commence any litigation relating hereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 10.2, shall be effective service of process for any litigation brought against it in any such court. Each of the parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby or any of the other transactions contemplated hereby in the courts of the State of Tennessee or the courts of the United States of America located in the State of Tennessee and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably and unconditionally waives any right it may have to trial by jury in connection with any litigation arising out of or relating to this agreement, the transactions contemplated hereby or any of the other transactions contemplated hereby.

         11.10 ENFORCEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

         11.11 CONSTRUCTION. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

         11.12 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts (including by facsimile or electronic .pdf submission), and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                           [Signature Page Follows.]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                CHIQUITA BRANDS INTERNATIONAL, INC.


                                By:     /s/ Fernando Aguirre
                                       --------------------------------
                                Name:   Fernando Aguirre
                                Title:  Chairman of the Board, President and CEO


                                PERFORMANCE FOOD GROUP COMPANY


                               By:     /s/ Robert C. Sledd
                                       --------------------------------
                                Name:   Robert C. Sledd
                                Title:  Chairman and Chief Executive Officer